Exhibit 2.1
Execution Version

SEPARATION AND DISTRIBUTION AGREEMENT
by and between
SOLARWINDS CORPORATION
and
N-ABLE, INC.
Dated as of July 16, 2021

-i-

-ii-

-iii-

SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of July 16, 2021, is entered into by and between SolarWinds Corporation, a Delaware corporation (“Parent”), and N-able, Inc., a Delaware corporation and a subsidiary of Parent (“SpinCo”). “Party” or “Parties” means Parent or SpinCo, individually or collectively, as the case may be. Capitalized terms used and not defined herein shall have the meaning set forth in Section 1.1.
W I T N E S S E T H:
WHEREAS, Parent, acting through its direct and indirect Subsidiaries, currently owns and conducts the Parent Retained Business and the SpinCo Business;
WHEREAS, the Board of Directors of Parent (the “Board”) has determined that it is appropriate, desirable and in the best interests of Parent and its stockholders to separate Parent into two separate, publicly traded companies, one for each of (i) the Parent Retained Business, which shall be owned and conducted by the Parent Group and (ii) the SpinCo Business, which shall be owned and conducted by the SpinCo Group;
WHEREAS, in furtherance of the separation, the Board authorized the Internal Reorganization;
WHEREAS, following the completion of the Internal Reorganization, Parent (i) shall cause the Contribution and the Internal Distributions to be effected and (ii) thereafter cause the Distribution Agent to transfer pro rata to the Record Holders, in accordance with the Distribution Ratio, all of the issued and outstanding shares of SpinCo Common Stock owned by Parent (such transfer, the “Distribution” or the “External Distribution”) on the terms and conditions set forth in this Agreement;
WHEREAS, (i) the Board has (x) determined that each Internal Distribution, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of Parent and its stockholders and (y) approved this Agreement and each of the Ancillary Agreements and (ii) the Board of Directors of SpinCo has approved this Agreement and each of the Ancillary Agreements (to the extent SpinCo is a party thereto);
WHEREAS, the Parties desire to set forth the principal corporate transactions required to effect the Distribution and certain other agreements relating to the relationship of Parent and SpinCo and their respective Subsidiaries following the Distribution;
WHEREAS, it is the intention of the Parties that the Contribution, the SpinCo Financing Cash Distribution and the First Internal Distribution, taken together, qualify as a reorganization under Section 368(a)(1)(D) to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies;
WHEREAS, it is the intention of the Parties that the Second Internal Distribution, the Third Internal Distribution and the Distribution each qualify as a distribution to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies; and

WHEREAS, this Agreement is intended to be and is hereby adopted as a “plan of reorganization” with respect to the Contribution and the First Internal Distribution within the meaning of Treas. Reg. Section 1.368-2(g).
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1.General. As used in this Agreement, the following terms shall have the following meanings:
(1)“AAA” shall have the meaning set forth in Section 8.1(c).
(2)“Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.
(3)“Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of its Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group, including by reason of having one or more directors in common or by reason of having been under common control of Parent or Parent’s stockholders prior to or, in case of Parent’s stockholders, after, the Effective Time.
(4)“Agreement” shall have the meaning set forth in in the Preamble.
(5)“Ancillary Agreements” shall mean the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Intellectual Property Matters Agreement, the Software Cross License Agreement, the Trademark License Agreement, the lease agreements for the sites set forth in Schedule 1.1(5), any Continuing Arrangements, any and all Conveyancing and Assumption Instruments and any other agreements to be entered into by and between any member of the Parent Group, on one hand, and any member of the SpinCo Group, on the other hand, at, prior to or after the Distribution in connection with the Distribution.
(6)“Arbitral Panel” shall have the meaning set forth in Section 8.1(c)(i).
(7)“Assets” shall mean all rights (including Intellectual Property), title and ownership interests in and to all properties, claims, Contracts, businesses, or assets (including goodwill or equity interests in any Person), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes (including any Tax items, attributes or rights to receive any Tax Refunds (as defined in the Tax Matters Agreement)) shall not be treated as Assets.
(8)“Asset Transferors” shall mean the entities transferring Assets to SpinCo Group or Parent Group, as the case may be, in order to consummate the transactions contemplated hereby.
(9)“Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.
(10)“Audited Party” shall have the meaning set forth in Section 7.2(a).
(11)“Board” shall have the meaning set forth in the Recitals.
(12)“Business” shall mean the Parent Retained Business or the SpinCo Business, as applicable.
(13)“Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.
(14)“Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.
(15)“Cash Adjustment” shall have the meaning set forth in Section 2.13(b)(vi).
(16)“Cash Equivalents” shall mean (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit.
(17)“Change of Control” shall mean, with respect to a Party, the occurrence after the Effective Date of any of the following: (a) the sale, conveyance or disposition, in one or a series of related transactions, of all or substantially all of the assets of such Party to a third party that is not an Affiliate of such Party prior to such transaction or the first of such related transactions; (b) the consolidation, merger or other business combination of a Party with or into any other Person, immediately following which the stockholders of the Party prior to such transaction fail to own in the aggregate the Majority Voting Power of the surviving Party in such consolidation, merger or business combination or of its ultimate publicly traded parent Person; or (c) a transaction or series of transactions in which any Person or “group” (as such term is used in Section 13(d) of the Exchange Act) acquires the Majority Voting Power of such Party (other than in a reincorporation or similar corporate transaction in which each of such Party’s stockholders own, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such Party immediately prior to such transaction).

(18)“Code” shall mean the Internal Revenue Code of 1986, as amended
(19)“Commission” shall mean the United States Securities and Exchange Commission.
(20)“Company Policies” shall mean all insurance policies, insurance contracts and claim administration contracts of any kind of any member of the Parent Group, which are in effect at the Effective Time, except all insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distribution to cover any member of the SpinCo Group after the Effective Time.
(21)“Confidential Information” shall mean all non-public, confidential or proprietary Information to the extent concerning a Party, its Group and/or its Subsidiaries or with respect to SpinCo, the SpinCo Business, any SpinCo Assets or any SpinCo Liabilities or with respect to Parent, the Parent Retained Business, any Parent Retained Assets or any Parent Liabilities, including any such Information that was acquired by any Party after the Effective Time pursuant to Article VII or otherwise in accordance with this Agreement, or that was provided to a Party by a third party in confidence, including (a) any and all technical information relating to the design, operation, development, use, hosting, marketing, distribution, provisioning, licensing out and manufacture of any Party’s product or service (including product specifications, documentation, engineering, and design; software, software as a service, firmware, computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs), programming data, databases, user manuals and training materials, and all information and documentation referred to in the same and supporting the foregoing); product or service costs, margins and pricing; as well as product or service marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to design, operation, development, use, hosting, marketing, distribution, provisioning, licensing out and manufacturing; (b) information, documents and materials relating to the Party’s financial condition, management and other business conditions, prospects, plans, procedures, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) pending unpublished patent applications and trade secrets; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party; except for any Information that is (i) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired after the Effective Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Effective Time without reference to any Confidential Information. As used herein, by example and without limitation, Confidential Information shall mean any information of a Party intended or marked as confidential, proprietary and/or privileged.
(22)“Consents” means any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a Contract and any Governmental Entity.
(23)“Continuing Arrangements” shall mean:
(i)those arrangements set forth on Schedule 1.1(23)(i);

(ii)this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);
(iii)any Contracts between: (i) a Parent Group member that is in the business of selling or buying products or services to or from third parties; and (ii) a member of the SpinCo Group, and which Contract is related primarily to the provision of such products or services and was or is entered into in the ordinary course of business and on arms’-length terms; and such other commercial arrangements among the Parties that are intended to survive and continue following the Effective Time; provided that none of the intercompany Contracts set forth on Schedule 1.1(23)(iii) shall be deemed to be Continuing Arrangements, it being understood that Schedule 1.1(23)(iii) is not intended to be an exclusive list of arrangements that are to be terminated at the Effective Time; provided, however, that for the avoidance of doubt, Continuing Arrangements shall not be Third Party Agreements.
(24)“Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).
(25)“Contribution” shall mean the Transfer, as a result of the Conversion, from Parent Borrower to SpinCo, prior to the First Internal Distribution, of (i) all of the outstanding stock of MSP UK Parent and SolarWinds MSP US, Inc., and (ii) any SpinCo Assets not directly or indirectly held by MSP UK Parent and SolarWinds MSP US, Inc.
(26)“Conversion” shall mean the statutory conversion of SpinCo from a Delaware limited liability company to a Delaware corporation, effective as of April 12, 2021.
(27)“Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements and local stock transfer agreements, and other documents entered into prior to the Effective Time and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.
(28)“Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds (including, with respect to the surety bonds, letters of credit and performance bonds set forth on Schedule 1.1(28), the allocable portion of the surety bonds, letters of credit and performance bonds as set forth on Schedule 1.1(28)), bankers acceptances, or other similar arrangements.
(29)“Cyber Incident” means the cyberattack announced by Parent on December 14, 2020 on the products and IT Systems of Parent and its then Subsidiaries, and subsequent disclosures related thereto made by Parent and SpinCo.
(30)“Data Protection Laws” shall mean any and all Laws concerning the privacy, protection and security of personal information.
(31)“Decision on Interim Relief” shall have the meaning set forth in Section 8.1(c)(vii).

(32)“Dispute Notice” shall have the meaning set forth in Section 8.1(b)(i).
(33)“Dispute” shall have the meaning set forth in Section 8.1(a).
(34)“Distribution” shall have the meaning set forth in the Recitals.
(35)“Distribution Agent” shall mean American Stock Transfer & Trust Company.
(36)“Distribution Cash Amount Dispute Notice” shall have the meaning set forth in Section 2.13(b)(iii).
(37)“Distribution Cash Amount Statement” shall have the meaning set forth in Section 2.13(b)(i).
(38)“Distribution Date” shall mean the date, as shall be determined by the Board, on which the Distribution occurs.
(39)“Distribution Date Cash Amount” shall have the meaning set forth in Section 2.13(b)(i).
(40)“Distribution Disclosure Documents” shall mean the Form 10 and all exhibits thereto (including the Information Statement), any current reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under SpinCo’s employee benefit plans, in each case as filed or furnished by SpinCo with or to the Commission in connection with the Distribution or filed or furnished by Parent with or to the Commission solely to the extent such documents relate to SpinCo or the Distribution.
(41)“Distribution Ratio” shall mean one share of SpinCo Common Stock for every two shares of Parent Common Stock.
(42)“Effective Time” shall mean 11:59 p.m., Central time, on the Distribution Date or such other time on the Distribution Date that the Parties agree to in writing.
(43)“Emergency Arbitrator” shall have the meaning set forth in Section 8.1(c)(vii).
(44)“Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Parent and SpinCo, in the form attached hereto as Exhibit A.
(45)“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, or release, threatened release or the presence of hazardous substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of hazardous substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting hazardous substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.
(46)“Environmental Liabilities” shall mean Liabilities relating to Environmental Law.
(47)“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
(48)“External Distributions” shall have the meaning set forth in the Recitals.

(49)“Final Cash Amount” shall have the meaning set forth in Section 2.13(b)(v).
(50)“Final Determination” shall have the meaning set forth in the Tax Matters Agreement.
(51)“First Internal Distribution” shall mean the distribution by Parent Borrower to SolarWinds Intermediate Holdings I, Inc. of (i) all of the shares of SpinCo Common Stock owned by Parent Borrower and (ii) the net proceeds of the SpinCo Financing Cash Distribution (less any amounts that are to be used to repay any existing Indebtedness of Solar Winds Holdings).
(52)“Form 10” shall mean the registration statement on Form 10 (Registration No. 001-40297) filed by SpinCo with the Commission under the Exchange Act in connection with the Distribution, including any amendment or supplement thereto.
(53)“Former Business” means any corporation, partnership, entity, division, business unit or business (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the SpinCo Group or the Parent Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Effective Time.
(54)“Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.
(55)“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.
(56)“Group” shall mean (i) with respect to Parent, the Parent Group and (ii) with respect to SpinCo, the SpinCo Group.
(57)“Indebtedness” shall mean, with respect to any Person, (i) the principal amount, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any Security Interest on any assets of such Person, (iv) all liabilities under any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements, (v) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (vi) all interest bearing indebtedness for the deferred purchase price of property or services, (vii) all liabilities under any Credit Support Instruments, (viii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii), and (ix) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (viii).

(58)“Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).
(59)“Indemnifying Party” shall have the meaning set forth in Section 6.4(a).
(60)“Indemnitee” shall have the meaning set forth in Section 6.4(a).
(61)“Indemnity Payment” shall have the meaning set forth in Section 6.7(a).
(62)“Independent Accounting Firm” shall mean Deloitte & Touche LLP or if such firm is not available or is unwilling to serve, then a mutually acceptable expert in public accounting upon which Parent and SpinCo mutually agree.
(63)“Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects); technical information relating to the design, operation, development, use, hosting, marketing, distribution, provisioning, licensing out and manufacture of any Party’s or its Group’s product or service (including product specifications, documentation, engineering, and design; software, software as a service, firmware, computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs), programming data, databases, user manuals and training materials, and all information and documentation referred to in the same and supporting the foregoing); product or service costs, margins and pricing; as well as product or service marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to design, operation, development, use, hosting, marketing, distribution, provisioning, licensing out and manufacturing; communications, correspondence, materials, product or service literature, files, documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.
(64)“Information Statement” shall mean the Information Statement attached as Exhibit 99.1 to the Form 10, to be distributed to the holders of shares of Parent Common Stock in connection with the Distribution, including any amendment or supplement thereto.
(65)“Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.
(66)“Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Company Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.
(67)“Intellectual Property” shall mean all U.S. and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How; (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies, excluding Patents (collectively, “Know-How”); (v) all applications and registrations for the foregoing; and (vi) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.
(68)“Intellectual Property Matters Agreement” shall mean the Intellectual Property Matters Agreement between Parent and SpinCo in the form attached hereto as Exhibit D.
(69)“Interim Relief” shall have the meaning set forth in Section 8.1(c)(vii).
(70)“Internal Distributions” shall mean the First Internal Distribution, the Second Internal Distribution, and the Third Internal Distribution.
(71)“Internal Reorganization” shall mean the allocation and transfer or assignment of Assets and Liabilities, including by means of the Conveyance and Assumption Instruments, resulting in (i) the SpinCo Group owning and operating the SpinCo Business, and (ii) the Parent Group continuing to own and operate the Parent Retained Business, as described in the step plan set forth in Schedule 1.1(71).
(72)“Internal Spinoff” shall mean the Contribution together with the First Internal Distribution.
(73)“IT Assets” shall mean all software, computer systems, telecommunications equipment, databases, Internet Protocol addresses, data rights and documentation, reference, resource and training materials relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).
(74)“Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.
(75)“Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement other than for purposes of indemnification related to the Distribution Disclosure Documents.
(76)“Liable Party” shall have the meaning set forth in Section 2.9(b).
(77)“Majority Voting Power” means a majority of the voting power in the election of directors of all outstanding voting securities of the Person in question.
(78)“Negotiation Period” shall have the meaning set forth in Section 8.1(b)(i).
(79)“Non-Assumable Third Party Claim” shall have the meaning set forth in Section 6.4(c).
(80)“NYSE” shall mean the New York Stock Exchange.
(81)“Other Party” shall have the meaning set forth in Section 2.9(a).
(82)“Other Party’s Auditors” shall have the meaning set forth in Section 7.2(a).
(83)“Parent” shall have the meaning set forth in in the Preamble.
(84)“Parent Asset Transferee” shall mean any Parent Retained Business to which Parent Retained Assets shall be or have been transferred, directly or indirectly, prior to the Effective Time, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Effective Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.
(85)“Parent Borrower” means SolarWinds Holdings, Inc., a Delaware corporation.
(86)“Parent Common Stock” shall mean the common stock of Parent, par value $0.001 per share.
(87)“Parent Credit Agreement” means the First Lien Credit Agreement, dated as of February 5, 2016, among SolarWinds Intermediate Holdings I, Inc., a Delaware corporation, the Parent Borrower, the Subsidiary Guarantors (as defined therein) party thereto, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, collateral agent and an issuing bank, as amended, amended and restated, supplemented or otherwise modified from time to time, including by any renewal, replacement or refinancing thereof, in whole or in part.
(88)“Parent Credit Group” means Parent Borrower and the Parent Restricted Subsidiaries.
(89)“Parent CSIs” shall have the meaning set forth in Section 2.10(d).

(90)“Parent Cyber Liabilities” shall mean all Liabilities based upon, arising out of, or relating to the Cyber Incident, including all out-of-pocket direct costs and expenses (including fees and costs of outside counsel, investigators, consultants, and experts), judgments, penalties, and fines for:
(i)any Action brought or asserted by any Person (other than any member of any Group or their Affiliates) within four years after the Effective Time related to the Cyber Incident with respect to any product or service of the Parent Retained Business or the SpinCo Business;
(ii)any Action brought or asserted by any Person (other than any member of any Group or their Affiliates) within four years after the Effective Time with respect to any breach or exfiltration of Information (including any Information of any employee, consultant, customer, vendor or business partner) related to the Cyber Incident and the Parent Retained Business or the SpinCo Business;
(iii)any Action made by or on behalf of holders of Parent Company Stock, in their capacity as such, related to the Cyber Incident;
(iv)any investigation conducted by SpinCo following discovery by SpinCo within four years after the Effective Time of a cyber event relating to, arising out of or resulting from the Cyber Incident; and
(v)any Action brought by or asserted by any Person (other than any member of any Group or their Affiliates) with respect to any Information containing a statement of facts regarding the Cyber Incident in any Distribution Disclosure Document or any SpinCo Disclosure Document to the extent such Information was provided in writing by Parent to SpinCo for express inclusion in such Distribution Disclosure Document or SpinCo Disclosure Document and included in reliance and in conformity with such Information provided by Parent (other than (x) any Information included in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or any other disclosure regarding the affects or impact of the Cyber Incident may have on the SpinCo Business or the SpinCo Assets and (y) with respect to SpinCo’s disclosure of such Information after Parent has previously notified SpinCo that such Information has materially changed or upon which SpinCo should no longer rely).
Notwithstanding anything to the contrary in the foregoing, “Parent Cyber Liabilities” shall not include any Liabilities incurred by any member of the SpinCo Group or the SpinCo Business or on any SpinCo Asset, to the extent based upon, arising out of, or relating to: (1) any compliance, mitigation, increased or changed IT, cybersecurity and other internal controls and enhancements (whether or not capitalized), research and development (whether or not capitalized) and additional personnel and related costs with respect to the SpinCo Business or any SpinCo Asset with respect to improving, enhancing or hardening the cyber security or defenses of the IT Assets of the SpinCo Group whether as a result of the Cyber Incident or otherwise; (2) any government relations, lobbying or public relations advisory work other than as described in clause (i) or (ii) above; (3) any Action relating to, arising out of or resulting from any breach or cyberattack occurring after the Effective Time where the events or circumstances giving rise to such Liabilities were not related to, arising out of or resulting from the Cyber Incident; (4) the Distribution Disclosure Documents, any SpinCo Disclosure, and any other public statements made by any member of the SpinCo Group or any of their respective officers or directors (in their capacity as such) after the Effective Time, in each case, related to the Cyber Incident (other than as provided in clause (v) above); and (5) any consequential, special or exemplary Liabilities (including any Liabilities for any loss of reputation or goodwill, diminution in value of the SpinCo Business or any SpinCo Assets (including any loss of revenues, cash flow or profits)) from any loss of SpinCo Group customers, vendors, partners, employees or other commercial relationships or any increase in insurance premiums, whether or not relating to, arising out of or resulting from the Cyber Incident.
(91)“Parent Former Business” shall mean any Former Business (other than the SpinCo Business or the SpinCo Former Businesses) that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or associated with the Parent Retained Business as then conducted.
(92)“Parent Group” shall mean (i) Parent and each Person that is a direct or indirect Subsidiary of Parent as of immediately following the Distribution and (ii) each Business Entity that becomes a Subsidiary of Parent after the Effective Time.
(93)“Parent Indemnitees” shall mean each member of the Parent Group and each of their respective Affiliates from and after the Effective Time and each member of the Parent Group’s and such Affiliates’ respective current, former and future directors, officers, managers, partners, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the SpinCo Indemnitees.
(94)“Parent Released Liabilities” shall have the meaning set forth in Section 6.1(a)(i).
(95)“Parent Restricted Subsidiary” means any Restricted Subsidiary (as defined in the Parent Credit Agreement).
(96)“Parent Retained Assets” shall mean:
(i)the Assets listed or described on Schedule 1.1(96) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Parent or any other member of the Parent Group (which for the avoidance of doubt is not a comprehensive listing of all Parent Retained Assets and is not intended to limit other clauses in this definition of “Parent Retained Assets”);
(ii)any and all Assets that are owned, leased or licensed, at or prior to the Effective Time, by Parent and/or any of its Subsidiaries, that are not SpinCo Assets;
(iii)any and all Assets that are acquired or otherwise becomes an Asset of the Parent Group after the Effective Time; and
(iv)all Parent Retained IP.
(97)“Parent Retained Business” shall mean (i) those businesses operated by the Parent Group prior to the Effective Time (including the information technology operations management business) other than the SpinCo Business, (ii) those Business Entities or businesses acquired or established by or for any member of the Parent Group after the Effective Time, and (iii) any Parent Former Business; provided that Parent Retained Business shall not include any SpinCo Former Business.
(97)“Parent Retained IP” shall mean (i) all Intellectual Property other than SpinCo Intellectual Property, (ii) any Intellectual Property licensed to SpinCo pursuant to the Ancillary Agreements, and (iii) the Parent Retained Names.
(98)“Parent Retained Liabilities” shall mean:
(i)any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Parent or any other member of the Parent Group, and all agreements, obligations and other Liabilities of Parent or any member of the Parent Group under this Agreement or any of the Ancillary Agreements;
(ii)any and all Liabilities of a member of the Parent Group to the extent relating to, arising out of or resulting from any Parent Retained Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the SpinCo Business);
(iii)any and all Parent Cyber Liabilities;
(iv)the Liabilities listed on Schedule 1.1(99); and
(v)any and all Liabilities of Parent and each of its Subsidiaries that are not SpinCo Liabilities.
(100)“Parent Retained Names” shall mean the names and marks set forth in Schedule 1.1(100), and any Trademarks containing or comprising any of such names or marks, and any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks.
(101)“Party” and “Parties” shall have the meanings set forth in the Preamble.
(102)“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.
(103)“Policies” shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.
(104)“Personal Data” shall mean any information that is defined as ‘personal data’, ‘personal information’, ‘personally identifiable information’ or other similar term, under applicable Data Protection Laws.

(105)“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein or any similar release by the Federal Reserve Board. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
(106)“Privilege” shall have the meaning set forth in Section 7.7(a).
(107)“Privileged Information” has the meaning set forth in Section 7.7(a).
(108)“Record Date” shall mean the date determined by the Board of Directors of Parent as the record date for determining the holders of Parent Common Stock entitled to receive SpinCo Common Stock in the Distribution.
(109)“Record Holders” shall mean holders of Parent Common Stock on the Record Date.
(110)“Records” shall mean any Contracts, documents, books, records or files.
(111)“Released Insurance Matters” shall have has the meaning set forth in Section 9.1(h).
(112)“Rules” shall have the meaning set forth in Section 8.1(c).
(113)“Second Internal Distribution” shall mean the distribution by SolarWinds Intermediate Holdings I, Inc. to SolarWinds Intermediate Holdings II, Inc of (i) all of the shares of SpinCo Common Stock and (ii) the net proceeds of the SpinCo Financing Cash Distribution (less any amounts that are to be used to repay any existing Indebtedness of Solar Winds Holdings) received by Parent Borrower in the First Internal Distribution.
(114)“Securities Act” shall mean the Securities Act of 1933, together with the rules and regulations promulgated thereunder.
(115)“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.
(116)“Shared Contract” shall have the meaning set forth in Section 2.3(a).
(117)“Software Cross License Agreement” shall mean the Software Cross License Agreement by and between the Parties, in the form attached hereto as Exhibit E.
(118)“SpinCo” shall have the meaning set forth in the Preamble.
(119)“SpinCo Asset Transferee” shall mean any Business Entity that is or will be a member of the SpinCo Group to which SpinCo Assets shall be or have been transferred at or prior to the Effective Time, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Effective Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.

(120)“SpinCo Assets” shall mean, without duplication:
(i)all interests in the capital stock of, or any other equity interests in, the members of the SpinCo Group held, directly or indirectly, by Parent immediately prior to the Distribution (other than SpinCo);
(ii)the Assets set forth on Schedule 1.1(120)(ii) (which for the avoidance of doubt is not a comprehensive listing of all SpinCo Assets and is not intended to limit other clauses of this definition of “SpinCo Assets”);
(iii)any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by any member of the SpinCo Group;
(iv)any and all Assets (other than Cash Equivalents, which shall be governed solely by Section 2.13, and Assets listed on Schedule 1.1(120)(iv)) reflected on the SpinCo Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for SpinCo or any member of the SpinCo Group subsequent to the date of the SpinCo Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the SpinCo Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the SpinCo Balance Sheet;
(v)all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(120)(v) and other leases primarily related to SpinCo Business, including, to the extent provided for in the SpinCo leases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances (the “SpinCo Leased Real Property”);
(vi)all Contracts primarily related to the SpinCo Business and any rights or claims arising thereunder, including any Contracts set forth on Schedule 1.1(120)(vi) (the “SpinCo Contracts”);
(vii)Intellectual Property exclusively related to the SpinCo Business, including the Intellectual Property applications and registrations set forth on Schedule 1.1(120)(vii) (the “SpinCo Intellectual Property”);
(viii)all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity and are held by a member of the SpinCo Group or relate primarily to, or to the extent transferable, are used primarily in the SpinCo Business (other than to the extent that any member of the Parent Group benefits from such licenses, permits, registrations, approvals and authorizations in connection with the Parent Retained Business);
(ix)all Information exclusively related to, or exclusively used in, the SpinCo Business;
(x)excluding any Intellectual Property (which is addressed in Section 1.1(120)(vii) above), the IT Assets that are primarily used or primarily held for use in the SpinCo Business, including the IT Assets listed on Schedule 1.1(120)(x);

(xi)all office equipment and furnishings located at the physical site of which the ownership or a leasehold or sub leasehold interest is being transferred to or retained by a member of the SpinCo Group, and which as of the Effective Time is not subject to a lease or sublease back to a member of the Parent Group (excluding any office equipment and furnishings owned by persons other than Parent and its Subsidiaries);
(xii)subject to Article IX, any rights of any member of the SpinCo Group under any insurance policies held solely by one or more members of the SpinCo Group; and
(xiii)all other Assets (other than any Assets relating to the Intellectual Property, SpinCo Leased Real Property, or Assets that are of the type that would be listed in clauses (v) and (viii) through (xii)) that are held by the SpinCo Group or the Parent Group immediately prior to the Distribution and that are primarily used and primarily held for use in the SpinCo Business as conducted immediately prior to the Distribution (the intention of this clause (xiii) is only to rectify an inadvertent omission of transfer or assignment of any Asset that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a SpinCo Asset based on the principles of this Section 1.1(120); provided that no Asset shall be a SpinCo Asset solely as a result of this clause (xiii) unless a written claim with respect thereto is made by SpinCo on or prior to the date that is eighteen (18) months after the Distribution).
Notwithstanding anything to the contrary herein, the SpinCo Assets shall not include (A) any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Parent Group (including all Parent Retained Assets), or (B) any Assets governed by the Tax Matters Agreement or (C) any Assets that are expressly listed on Schedule 1.1(120)(C).
(121)“SpinCo Balance Sheet” shall mean the pro forma balance sheet of the SpinCo Group, including the notes thereto, as of December 31, 2020, as included in the Information Statement.
(122)“SpinCo Borrower” means N-able International Holdings II, LLC, a Delaware limited liability company.
(123)“SpinCo Business” shall mean the businesses comprising of Parent’s managed service provider business conducted prior to the Effective Time by any member of the SpinCo Group and any other businesses or operations conducted primarily through the use of the SpinCo Assets, as such businesses are described in the Information Statement, or established by or for SpinCo or any of its Subsidiaries after the Effective Time and shall include any SpinCo Former Business; provided that, other than the SpinCo Former Businesses listed on Schedule 1.1(123), the SpinCo Business shall not include any Parent Former Business.
(124)“SpinCo Common Stock” shall mean the common stock of SpinCo, par value $0.001 per share.
(125)“SpinCo Credit Agreement” means the Credit Agreement, to be entered into on or prior to the Distribution, among N-able International Holdings I, LLC, a Delaware limited liability company, the SpinCo Borrower, the lenders from time to time party thereto and JPMorgan Chase

Bank, N.A., as administrative agent, collateral agent and an issuing bank, as amended, amended and restated, supplemented or otherwise modified from time to time, including by any renewal, replacement or refinancing thereof, in whole or in part.
(126)“SpinCo Credit Group” means SpinCo Borrower and the SpinCo Restricted Subsidiaries.
(127)“SpinCo Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the Commission, including in connection with SpinCo’s obligations under the Securities Act and the Exchange Act, any other Governmental Entity, or holders of any securities of any member of the SpinCo Group, in each case, prior to, on, or after the Distribution Date by or on behalf of any member of the SpinCo Group.
(128)“SpinCo Environmental Liabilities” shall mean any and all Environmental Liabilities, whether arising before, on or after the Effective Time, to the extent relating to or resulting from or arising out of (i) the past, present or future operation, conduct or actions of the SpinCo Group, SpinCo Business or the past, present or future use of the SpinCo Assets or (ii) the SpinCo Former Business, including, any agreement, decree, judgment, or order relating to the foregoing entered into by Parent or any Affiliate of Parent prior to the Effective Time.
(129)“SpinCo Financing Arrangements” means the financing arrangements described on Schedule 1.1(129) and the SpinCo PIPE Issuance and SpinCo PIPE Offering.
(130)“SpinCo Financing Cash Distribution” means, in each case, the cash distribution (including the SpinCo PIPE Cash Distribution) made from SpinCo to Parent Borrower, and from Parent Borrower upstream to Parent in connection with the SpinCo Financing Arrangements as part of the Internal Distributions and as further described on Schedule 1.1(130).
(131)“SpinCo Former Businesses” means (i) any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or associated with the SpinCo Business as then conducted and (ii) the Former Businesses set forth on Schedule 1.1(131), whether or not such Former Business would meet the standard set forth in sub-clause (i) of this definition.
(132)“SpinCo Group” shall mean SpinCo and each Person that is a direct or indirect Subsidiary of SpinCo as of immediately prior to the Distribution (but after giving effect to the Internal Reorganization), and each Person that becomes a Subsidiary of SpinCo after the Effective Time.
(133)“SpinCo Indemnitees” shall mean each member of the SpinCo Group and each of their respective Affiliates from and after the Effective Time and each member of the SpinCo Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents and each of the heirs, administrators, executors, successors and assigns of any of the foregoing.
(134)“SpinCo Liabilities” shall mean:
(i)any and all Liabilities to the extent relating to, arising out of or resulting from (a) the operation or conduct of the SpinCo Business, as conducted at any time prior to,

at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the SpinCo Group); (b) the operation or conduct of any business conducted by any member of the SpinCo Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the SpinCo Group); or (c) any SpinCo Asset, whether arising before, on or after the Effective Time (including any Liability relating to, arising out of or resulting from SpinCo Contracts, Shared Contracts (to the extent such Liability relates to the SpinCo Business) and any real property and leasehold interests):
(i)the Liabilities set forth on Schedule 1.1(134)(ii) and any and all other Liabilities that are expressly provided by this Agreement or any of the Ancillary Agreements as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of SpinCo or any other member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;
(ii)any and all Liabilities reflected on the SpinCo Balance Sheet (other than those in Schedule 1.1(134)(iii)) or the accounting records supporting such balance sheet and any Liabilities incurred by or for SpinCo or any member of the SpinCo Group subsequent to the date of the SpinCo Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the SpinCo Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the SpinCo Balance Sheet;
(iii)any and all Liabilities to the extent relating to, arising out of, or resulting from, whether prior to, at or after the Effective Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person related to the conduct of the SpinCo Business;
(iv)any and all SpinCo Environmental Liabilities;
(v)any and all Liabilities (including under applicable federal and state securities Laws or any Action brought by or on behalf of any holder of any securities of SpinCo (including the SpinCo Common Stock)) relating to, arising out of or resulting from (i) the Distribution Disclosure Documents, (ii) any SpinCo Disclosure, and (iii) the SpinCo PIPE Offering and the SpinCo PIPE Issuance, except, in each case, to the extent such Liabilities constitute a Parent Cyber Liability;
(vi)for the avoidance of doubt, and without limiting any other matters that may constitute SpinCo Liabilities, any Liabilities relating to, arising out of or resulting from any Action primarily related to the SpinCo Business, including such Actions listed on Schedule 1.1(134)(vii);

(vii)all Liabilities relating to, arising out of or resulting from any Indebtedness of any member of the SpinCo Group or any Indebtedness secured exclusively by any of the SpinCo Assets;
(viii)all Liabilities relating to, arising out of or resulting from the SpinCo Financing Arrangements; and
(ix)any and all other Liabilities that are held by the SpinCo Group or the Parent Group immediately prior to the Distribution that were inadvertently omitted or assigned that, had the parties given specific consideration to such Liability as of the date of this Agreement, would have otherwise been classified as a SpinCo Liability based on the principles set forth in this Section 1.1(134); provided, that no Liability shall be a SpinCo Liability solely as a result of this clause (x) unless a claim with respect thereto is made by Parent on or prior to the date that is eighteen (18) months after the Distribution.
Notwithstanding the foregoing, the SpinCo Liabilities shall not include any Liabilities that are expressly (A) contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Parent Group or (B) discharged pursuant to Section 2.2(c) of this Agreement. Any Liabilities of any member of the Parent Group not referenced in this Section 1.1(134) are Parent Retained Liabilities, and all Parent Retained Liabilities shall not be SpinCo Liabilities; provided, however, that Parent Retained Liabilities shall not include any Liabilities for Taxes that are governed by the Tax Matters Agreement.
(135)“SpinCo PIPE Common Stock” means the SpinCo Common Stock to be issued in connection with the SpinCo PIPE Issuance.
(136)“SpinCo PIPE Issuance” shall have the meaning as set forth in Section 2.14.
(137)“SpinCo PIPE Offering” shall have the meaning as set forth in Section 2.14.
(138)“SpinCo PIPE Offering Cap” means the number of shares of SpinCo Common Stock equal to nineteen and half percent (19.5%) of the aggregate outstanding number of shares of SpinCo Common Stock immediately after the SpinCo PIPE Issuance and the Contribution and after giving effect to the issuance all of the shares of SpinCo Common Stock to be distributed by Parent in the Distributions.
(139)“SpinCo Released Liabilities” shall have the meaning set forth in Section 6.1(a)(ii).
(140)“SpinCo Restricted Subsidiary” means any Restricted Subsidiary (as defined in the SpinCo Credit Agreement).
(141)“Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.

(142)“Target Cash Amount” shall have the meaning set forth in Section 2.13(a).
(143)“Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.
(144)“Tax Contest” shall have the meaning as set forth in the Tax Matters Agreement.
(145)“Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Parent and SpinCo, in the form attached hereto as Exhibit B.
(146)“Tax Returns” shall have the meaning set forth in the Tax Matters Agreement.
(147)“Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.
(148)“Third Internal Distribution” means the distribution by SolarWinds Intermediate Holdings II, Inc. to SolarWinds Corporation of (i) all of the shares of SpinCo Common Stock and (ii) the net proceeds of the SpinCo Financing Cash Distribution (less any amounts that are to be used to repay any existing Indebtedness of Solar Winds Holdings) received from SolarWinds Intermediate Holdings, I in the Second Internal Distribution.
(149)“Third Party Agreements” shall mean any agreements, arrangements, commitments or understandings between or among a Party (or any member of its Group) and any other Persons (other than either Party or any member of its respective Groups) (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute SpinCo Assets or SpinCo Liabilities, or Parent Retained Assets or Parent Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II)
(150)“Third Party Claim” shall have the meaning set forth in Section 6.4(b).
(151)“Third Party Proceeds” shall have the meaning set forth in Section 6.7(a).
(152)“Trademark Licensing Agreement” shall mean the Trademark Licensing Agreement by and between the Parties, in the form attached hereto as Exhibit F.
(153)“Transfer” shall have the meaning set forth in Section 2.2(b)(i); and the term Transferred shall have its correlative meaning.
(154)“Transition Services Agreement” shall mean the Transition Services Agreements by and between the Parties, which is attached hereto as Exhibit C.
Section 1.2.References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email.

Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Parent” shall also be deemed to refer to the applicable member of the Parent Group, references to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Parent or SpinCo shall be deemed to require Parent or SpinCo, as the case may be, to cause the applicable members of the Parent Group or the SpinCo Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.
ARTICLE II
THE SEPARATION
Section 2.1General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Groups to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which may have already been implemented prior to the date hereof, including the completion of the Internal Reorganization.
Section 2.2Restructuring: Transfer of Assets; Assumption of Liabilities.
(a)Internal Reorganization. Prior to the Contribution, except for Transfers contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Effective Time, the Parties shall complete the Internal Reorganization, including by taking the actions referred to in Section 2.2(b) and 2.2(c) below.
(b)Transfer of Assets. Prior to the effective time of the First Internal Distribution (it being understood that some of such Transfers may occur following the First Internal Distribution or the Effective Time in accordance with Section 2.2(a) and Section 2.6), pursuant to the Conveyancing and Assumption Instruments and in connection with the Contribution:
(i)Parent shall cause the applicable Asset Transferors to, transfer, contribute, assign and/or convey or cause to be transferred, contributed, assigned and/or conveyed (“Transfer”) to (A) the respective Parent Asset Transferees, all of the applicable Asset Transferors’ right, title and interest in and to the Parent Retained Assets and (B) SpinCo and/or the respective SpinCo Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the SpinCo Assets, and the applicable Parent Asset Transferees and SpinCo Asset Transferees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and the other members of the Parent Group’s respective direct or indirect rights, title and interest in and to the applicable Assets, including all of the outstanding shares of capital stock or other ownership interests.
(ii)Any costs and expenses incurred after the Effective Time to effect any Transfer contemplated by this Section 2.2(b) (including any transfer effected pursuant to

Section 2.6) shall be paid by the Parties as set forth in Section 10.5(b). Other than costs and expenses incurred in accordance with the foregoing, nothing in this Section 2.2(b) shall require any member of any Group to incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(b).
(c)Assumption of Liabilities. Except as contemplated pursuant to this Agreement or as otherwise specifically set forth in any Ancillary Agreement, in connection with the Internal Reorganization and the Contribution or, if applicable, from and after, the Effective Time (i) pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, Parent shall, or shall cause a member of the Parent Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Parent Retained Liabilities and (ii) pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, SpinCo shall, or shall cause a member of the SpinCo Group to, Assume all of the SpinCo Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (C) where or against whom such Liabilities are asserted or determined (D) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, as the case may be, or any of their past or present respective directors, officers, managers, partners, employees, agents, Subsidiaries or Affiliates, (E) which entity is named in any Action associated with any Liability.
(d)Consents. The Parties shall use their commercially reasonable efforts to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract; provided that Section 2.6, to the extent provided therein, shall apply thereto.
(e)It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have heretofore occurred and, as a result, no additional Transfers or Assumptions by any member of the Parent Group or the SpinCo Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. Moreover, to the extent that any Subsidiary of the Parent Group or the SpinCo Group, as applicable, is liable for any Parent Retained Liability or Assumed Liability, respectively, by operation of law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the Parent Group or the SpinCo Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(c) and, accordingly, no other member of such Group shall Assume and such Liability in connection with Section 2.2(c).

Section 2.3Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(a) and 2.2(b):
(a)Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.3 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, any Contract (i) that is a Parent Retained Asset but a portion of which inures to the benefit of a member of the SpinCo Group or (ii) a SpinCo Contract but a portion of which materially inures to the benefit of a member of the Parent Group (each, a “Shared Contract”) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the members of their respective Groups as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(d)), and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of the Party (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, the Party for which such Shared Contract is, as applicable, a Parent Retained Asset or SpinCo Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than six (6) months after the Distribution Date (unless the term of Shared Contract (excluding any extensions thereof) ends at a later date, in which case for a period ending on such date), take such other reasonable and permissible actions to cause such member of the SpinCo Group or the Parent Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the SpinCo Business or the Parent Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.3; provided that the Party for which such Shared Contract is a Parent Retained Asset or a SpinCo Asset, as applicable, shall be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such Shared Contract, as the case may be, and (B) the Party to which the benefit of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.3(a); provided that, depending on whether such Shared Contract is a Parent Retained Asset or SpinCo Asset, then the applicable Parent Group Member or SpinCo Group Member for which such Shared Contract is not an Asset shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.3(a).

(b)Each of Parent and SpinCo shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Effective Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or good faith resolution of a Tax Contest).
Section 2.4Intercompany Accounts, Loans and Agreements.
(a)Except as set forth in Section 6.1(b), all intercompany receivables and payables (other than (x) intercompany loans (which shall be governed by Section 2.4(c)) (y) receivables or payables otherwise specifically provided for on Schedule 2.4(a), and (z) payables created or required hereby or by any Ancillary Agreement or any Continuing Arrangements) and intercompany balances, including in respect of any cash balances, any cash balances representing deposited checks or drafts or any cash held in any centralized cash management system between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, which exist and are reflected in the accounting records of the relevant Parties immediately prior to the Effective Time, shall continue to be outstanding after the Effective Time and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation or if such terms and conditions are not set forth in writing, such obligation shall be satisfied within 30 days of a written request by the beneficiary of such obligation given to the corresponding obligor thereunder, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third party and shall no longer be an intercompany account.
(b)As between the Parties (and the members of their respective Group) all payments and reimbursements received after the Effective Time by one Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.
(c)Except as set forth on Schedule 2.4(c), each of Parent or any member of the Parent Group, on the one hand, and SpinCo or any member of the SpinCo Group, on the other hand, will settle with the other Party, as the case may be, all intercompany loans, including any promissory notes, owned or owed by the other Party on or prior to the First Internal Distribution, except as otherwise agreed to in good faith by the Parties in writing on or after the date hereof, it being understood and agreed by the Parties that all guarantees and Credit Support Instruments shall be governed by Section 2.10.
Section 2.5Limitation of Liability; Intercompany Contracts. No Party nor any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it and the other Party existing at or prior to the Effective Time (other than as set forth on

Schedule 2.5, pursuant to this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 2.4 or Section 6.1(b) or pursuant to any other Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it and the other Party effective as of the Effective Time (other than as set forth on Schedule 2.5, this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 2.4 or Section 6.1(b) or pursuant to any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), provided, however, that with respect to any Contract, arrangement, course of dealing or understanding between or among the Parties or any Subsidiaries thereof discovered after the Effective Time, the Parties agree that such Contract, arrangement, course of dealing or understanding shall nonetheless be deemed terminated as of the Effective Time with the only liability of the Parties in respect thereof to be the obligations incurred between the Parties pursuant to such Contract, arrangement, course of dealing or understanding between the Effective Time and the time of discovery or later termination of any such Contract, arrangement, course of dealing or understanding.
Section 2.6Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.
(a)To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers or Assumptions as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.3) to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.8 and Section 2.9, to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such

Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member or members of the Parent Group or the SpinCo Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, subject to Section 2.2(c) and Section 2.9(b), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.
(b)If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Effective Time.
(c)The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable and documented attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.
(d)After the Effective Time, each Party (or any member of its Group) may receive mail, packages, electronic mail and any other written communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.6(d), open all mail, packages, electronic mail and any other written communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, electronic mail or any other written communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 10.6 at the expense of the Receiving Party; it being understood that if a Party receives a telephone call that relates to the business of the other Party, then the receiving Party shall inform the person making such telephone call to contact the other Party. The provisions of this Section 2.6(d) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.
(e)With respect to Assets and Liabilities described in Section 2.6(d), each of Parent and SpinCo shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Law, Final Determination or good faith resolution of a Tax Contest).
Section 2.7Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.
Section 2.8Further Assurances; Ancillary Agreements.
(a)In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and controlled Affiliates to use) commercially reasonable efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)Without limiting the foregoing, at and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party (except as provided in Section 2.2(b)(ii) and 2.6(c)) from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of the other Party (except as provided in Section 2.2(b)(ii) and 2.6(c)), take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.
(c)Without limiting the foregoing, in the event that any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred such Asset or Liability to the other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.6.
(d)At or prior to the Effective Time, each of Parent and SpinCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distributions reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.
(e)On or prior to the Distribution Date, Parent and SpinCo in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Parent or Subsidiary of SpinCo, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.
(f)Notwithstanding anything herein or in any Ancillary Agreement to the contrary, any payment required to be made hereunder or pursuant to any Ancillary Agreement by SpinCo, the SpinCo Group or any entity in the SpinCo Group, as applicable, to Parent, the Parent Group or any entity in the Parent Group, as applicable, shall (1) to the extent not otherwise an obligation of any entity in the SpinCo Credit Group, be deemed to be an obligation of SpinCo Borrower (unless otherwise elected by SpinCo Borrower, to the extent in its reasonable determination such obligation is of the type that would customarily not be an obligation of any entity in the SpinCo Credit Group) and (2) be permitted to be made by SpinCo Borrower or any SpinCo Restricted Subsidiary to Parent or any Parent Restricted Subsidiary designated by Parent, and to the extent actually made by SpinCo Borrower or any SpinCo Restricted Subsidiary to Parent Borrower or any such Parent Restricted Subsidiary, shall be deemed to satisfy the applicable obligation hereunder or pursuant to any Ancillary Agreement. The provisions of this Section 2.8(f) shall cease to apply upon the date that the SpinCo Credit Agreement ceases to contain any covenants or other provisions limiting or otherwise restricting (i) the payment of dividends or distributions and (ii) the entering into of any transactions with any affiliates of the SpinCo Credit Group.
(g)Notwithstanding anything herein or in any Ancillary Agreement to the contrary, any payment required to be made hereunder or pursuant to any Ancillary Agreement by Parent, the Parent Group or any entity in the Parent Group, as applicable, to Spinco, the Spinco Group or any entity in the Spinco Group, as applicable, shall (1) to the extent not otherwise an obligation of any entity in the Parent Credit Group, be deemed to be an obligation of Parent Borrower (unless otherwise elected by Parent Borrower, to the extent in its reasonable determination such obligation is of the type that would customarily not be an obligation of any entity in the Parent Credit Group) and (2) be permitted to be made by Parent Borrower or any Parent Restricted Subsidiary to SpinCo Borrower or any SpinCo Restricted Subsidiary designated by SpinCo, and to the extent actually made by Parent Borrower or any Parent Restricted Subsidiary to SpinCo Borrower or any such SpinCo Restricted Subsidiary, shall be deemed to satisfy the applicable obligation hereunder or pursuant to any Ancillary Agreement. The provisions of this Section 2.8(g) shall cease to apply upon the date that the Parent Credit Agreement ceases to contain any covenants or other provisions limiting or otherwise restricting (i) the payment of dividends or distributions and (ii) the entering into of any transactions with any affiliates of the Parent Credit Group.
Section 2.9Novation of Liabilities; Indemnification.
(a)Each Party, at the request of any member of the other Party’s Group (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.3) and Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10), but solely to the extent that the Parties are jointly or each severally liable with regard to any such Contracts or Liabilities and such Contracts or Liabilities have been, in whole, but not in part, allocated to the first Party, or, if permitted by applicable Law, to obtain in writing the unconditional release of the applicable Other Party so that, in any such case, the members of the applicable Group shall be solely responsible for such Contracts or Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, Governmental Approval, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party). In addition, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the Other Party will use commercially reasonable efforts to petition the applicable court to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the Other Party (or any member of such requesting Party’s Group) has been allocated pursuant to this Article II, and the Other Party will cooperate and assist in any required communication with any plaintiff or other related third party.
(b)If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, Governmental Approval, release, substitution or amendment referenced in Section 2.9(a), the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. For the avoidance of doubt, in furtherance of the foregoing, the Liable Party or a member of such Liable Party’s Group, as agent or subcontractor of the Other Party or a member of such Other Party’s Group, to the extent reasonably necessary to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.6) associated with such Contract or license, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (ii) send correspondence relating to matters under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (iii) file Actions in the name of the Other Party (or the applicable member of such Other Party’s Group) in connection with such Contract or license and (iv) otherwise exercise all rights in respect of such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group); provided that (y) such actions shall be taken in the name of the Other Party (or the applicable member of such Other Party’s Group) only to the extent reasonably necessary or advisable in connection with the foregoing and (z) to the extent that there shall be a conflict between the provisions of this Section 2.9(b) and the provisions of any more specific written arrangement between a member of such Liable Party’s Group and a member of such Other Party’s Group, such more specific arrangement shall control. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party with respect to any matter to the extent that such Liabilities arise from such Other Party’s willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence in connection therewith, in which case such Other Party shall be responsible for such Liabilities. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other

Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9.
Section 2.10Guarantees; Credit Support Instruments.
(a)Except as otherwise specified in any Ancillary Agreement, at or prior to the Effective Time or as soon as practicable thereafter, (i) Parent shall (with the reasonable cooperation of the applicable member of the SpinCo Group) use its commercially reasonable efforts to have each member of the SpinCo Group removed as guarantor of or obligor for any Parent Retained Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(i), to the extent that they relate to Parent Retained Liabilities and (ii) SpinCo shall (with the reasonable cooperation of the applicable member of the Parent Group) use commercially reasonable efforts to have each member of the Parent Group removed as guarantor of or obligor for any SpinCo Liability, to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to SpinCo Liabilities.
(b)At or prior to the Effective Time, to the extent required to obtain a release from a guaranty:
(i)of any member of the Parent Group, SpinCo shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which SpinCo would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and
(ii)of any member of the SpinCo Group, Parent shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Parent would be reasonably unable to comply or (B) which would be reasonably expected to be breached.
(c)If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) Parent, to the extent a member of the Parent Group has assumed the underlying Liability with respect to such guaranty or SpinCo, to the extent a member of the SpinCo Group has assumed the underlying Liability with respect to such guaranty, as the case may be, shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VI) and shall or shall cause one of its

Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) SpinCo shall reimburse the applicable member of the Parent Group for all out of pocket expenses incurred by it arising out of or related to any such guaranty; and (iii) each of Parent and SpinCo, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guaranty, lease, contract or other obligation for which another Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.
(d)Parent and SpinCo shall cooperate and SpinCo shall use commercially reasonable efforts to replace all Credit Support Instruments issued by Parent or other members of the Parent Group on behalf of or in favor of any member of the SpinCo Group or the SpinCo Business (the “Parent CSIs”) as promptly as practicable with Credit Support Instruments from SpinCo or a member of the SpinCo Group as of the Effective Time. With respect to any Parent CSIs that remain outstanding after the Effective Time, (i) SpinCo shall, and shall cause the members of the SpinCo Group to, jointly and severally indemnify and hold harmless the Parent Indemnitees for any Liabilities arising from or relating to such Credit Support Instruments, including, any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Parent CSIs in accordance with the terms thereof, (ii) SpinCo shall reimburse the applicable member of the Parent Group for all out of pocket expenses incurred by it arising out of or related to any such Credit Support Instrument, and (iii) without the prior written consent of Parent, SpinCo shall not, and shall not permit any member of the SpinCo Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which Parent or any member of the Parent Group has issued any Credit Support Instruments which remain outstanding. Neither Parent nor any member of the Parent Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the SpinCo Group or the SpinCo Business after the expiration of any such Credit Support Instrument.
Section 2.11Disclaimer of Representations and Warranties.
(a)EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS

OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
(b)Each of Parent (on behalf of itself and each member of the Parent Group) and SpinCo (on behalf of itself and each member of the SpinCo Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.11(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Parent or any member of the Parent Group, on the one hand, and SpinCo or any member of the SpinCo Group, on the other hand, are jointly or severally liable for any Parent Liability or any SpinCo Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.
(c)Parent hereby waives compliance by itself and each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to Parent or any member of the Parent Group.
(d)SpinCo hereby waives compliance by itself and each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to SpinCo or any member of the SpinCo Group.
Section 2.12SpinCo Financing Arrangements. Prior to the Effective Time, SpinCo shall enter into the SpinCo Financing Arrangements, on such terms and conditions as agreed by Parent in its sole discretion (including the amount that shall be borrowed pursuant to the SpinCo Financing Arrangements and the terms and interest rates for such borrowings) and the SpinCo Financing Arrangements shall have been consummated in accordance therewith. Parent and SpinCo shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the SpinCo Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the SpinCo Financing Arrangements. The Parties agree that SpinCo, and not Parent, shall be ultimately responsible for all costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the Parent Group or the SpinCo Group associated with the SpinCo Financing Arrangements. It is the intent of the Parties that the SpinCo Financing Cash Distribution is made in connection with the separation and Internal Reorganization, including the transfer of the SpinCo Assets to Parent in the Internal Reorganization whenever made.
Section 2.13Cash Management; Cash Adjustment.
(a)From the date of this Agreement until the Effective Time, Parent and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all cash and cash equivalents generated by the SpinCo Business and the SpinCo Assets in accordance with the ordinary course operation of Parent’s cash management systems. Notwithstanding the foregoing, it is the intention of Parent and SpinCo that, at the Effective Time, SpinCo shall have a minimum Cash Equivalents balance, as would be reflected on the unaudited consolidated balance sheet of the SpinCo Group as of the close of business on the Distribution Date, of $50,000,000 (the “Target Cash Amount”). Subject to any adjustment in accordance with this Section 2.13, and except for any cash constituting the SpinCo Financing Cash Distribution (which shall be a Parent Retained Asset), all cash held by any member of the SpinCo Group as of the Distribution shall be a SpinCo Asset and all cash held by any member of the Parent Group as of the Distribution shall be a Parent Retained Asset.
(b)Cash Adjustment.
(i)No later than sixty (60) days after the Distribution Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to SpinCo a statement reflecting the amount of Cash Equivalents on the unaudited consolidated balance sheet of the SpinCo Group as of the close of business on the Distribution Date (giving effect to the Distribution and reflecting the terms and conditions of Article II of this Agreement, including the SpinCo Financing Cash Distribution) (the “Distribution Date Cash Amount”), including supporting account information (the “Distribution Cash Amount Statement”). The Distribution Cash Amount Statement shall be calculated in U.S. dollars and consistently with the historical practices used in calculating cash in Parent.
(ii)Subject to the terms set forth in Section 7.6, in connection with the preparation of the Distribution Cash Amount Statement, Parent shall have reasonable access, during normal business hours and upon reasonable notice, to the books and records, the financial systems and finance personnel and any other information of the members of the SpinCo Group that Parent or its representatives reasonably request, and SpinCo shall, and shall cause the members of the SpinCo Group and their respective representatives and employees to, cooperate with Parent and its representatives in connection therewith.
(iii)SpinCo shall have thirty (30) days following receipt of the Distribution Cash Amount Statement to review such statement and to notify Parent, in writing, if SpinCo disputes any of the amounts set forth on the Distribution Cash Amount Statement (the “Distribution Cash Amount Dispute Notice”), specifying the reasons therefor in reasonable detail.
(iv)Subject to the terms set forth in Section 7.6, in connection with SpinCo’s review of the Distribution Cash Amount Statement, SpinCo and its representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Parent or its representatives in connection with its preparation of the Distribution Cash Amount Statement and to finance personnel of Parent and any other information that SpinCo or its representatives reasonably requests, and Parent shall cooperate with SpinCo and its representatives in connection therewith.
(v)In the event that SpinCo shall deliver a Distribution Cash Amount Dispute Notice to Parent, SpinCo and Parent shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Distribution Date Cash Amount shall be made in accordance with the written agreement of SpinCo and Parent. Subject to the terms set forth in Section 7.6, in connection with Parent’s review of the Distribution Cash Amount Dispute Notice, Parent and its representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by SpinCo or its representatives in connection with SpinCo’s preparation of the Distribution Cash Amount Dispute Notice and to finance personnel of SpinCo and any other information that Parent or its representatives reasonably requests, and SpinCo shall cooperate with Parent and its representatives in connection therewith. If SpinCo and Parent are unable to resolve any such dispute within fifteen (15) Business Days (or such longer period as SpinCo and Parent shall mutually agree in writing) of SpinCo’s delivery of such Distribution Cash Amount Dispute Notice, such dispute shall be resolved by the Independent Accounting Firm, and the final determination of such Independent Accounting Firm with regard to the matters referenced in the Distribution Cash Amount Dispute Notice shall be final and binding on the Parties as from the date rendered. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.13 shall be shared equally by Parent and SpinCo. With respect to matters referenced in the Distribution Cash Amount Dispute Notice, the Independent Accounting Firm’s determination, if not in accordance with the position of either SpinCo or Parent, shall not be in excess of the higher, nor less than the lower, of the amounts set forth by SpinCo or Parent in the Distribution Cash Amount Dispute Notice, as applicable. The Independent Accounting Firm shall be instructed to complete the performance of its services as promptly as practicable, but in any event, no later than thirty (30) days after submission of such dispute to the Independent Accounting Firm. The Distribution

Date Cash Amount, (i) if no Distribution Cash Amount Dispute Notice has been timely delivered by SpinCo in accordance with Section 2.13(b)(iii), as originally submitted by Parent, or (ii) if a Distribution Cash Amount Dispute Notice has been timely delivered by SpinCo, the Distribution Date Cash Amount as adjusted pursuant to the resolution of such dispute in accordance with this Section 2.13(b), shall be deemed to be the “Final Cash Amount.”
(vi)(A) if the Final Cash Amount exceeds the Target Cash Amount, the amount of such excess, plus any interest accrued in accordance with Section 2.13(c), shall be paid by SpinCo to Parent Borrower in accordance with Section 2.13(b)(vi) or (B) if the Target Cash Amount exceeds the Final Cash Amount, the amount of such excess, plus any interest accrued in accordance with Section 2.13(c), shall be paid by Parent Borrower to SpinCo in accordance with Section 2.13(b)(vi) (the amount of such increases or decreases, as the case may be, the “Cash Adjustment”).
(vii)If payment is required to be made by SpinCo in accordance with Section 2.13(b)(vi)(A), SpinCo shall, within five (5) Business Days after the determination of the Final Cash Amount pursuant to this Section 2.13, make payment to Parent Borrower by wire transfer in immediately available funds of the amount payable by SpinCo in an amount equal to the Cash Adjustment. If payment is required to be made by Parent Borrower in accordance with Section 2.13(b)(vi)(B), within five (5) Business Days after the determination of the Final Cash Amount pursuant to this Section 2.13, Parent shall cause Parent Borrower to make payment to SpinCo by wire transfer in immediately available funds of the amount payable by Parent Borrower in an amount equal to the Cash Adjustment.
(c)Any payments made by SpinCo or Parent Borrower with respect to the Cash Adjustment shall accrue interest from the Distribution Date to the date of payment at a rate equal to the Prime Rate. Such interest shall be calculated based on a year of 365 days and the number of days elapsed since the Distribution Date. Any payment made in accordance with this Section 2.13 shall be treated in accordance with the terms of Section 10.21.
Section 2.14SpinCo PIPE Offering. Prior to the First Internal Distribution, with the prior written consent of Parent (which consent may be granted or denied in its sole discretion), SpinCo may enter into agreements with one or more third parties pursuant to which, in a private offering exempt from registration under the Securities Act, SpinCo will agree to issue and sell SpinCo Common Stock to such Third Parties for cash prior to the First Internal Distribution (the “SpinCo PIPE Offering” and the issuance of any shares of SpinCo Common Stock at the closing of such offering, the “SpinCo PIPE Issuance”); provided, however, that the number of shares of SpinCo Common Stock to be sold and issued in the SpinCo PIPE Offering shall not exceed the SpinCo PIPE Offering Cap. SpinCo shall pay to Parent Borrower all the net cash proceeds from the SpinCo PIPE Offering following (and in partial exchange for) the Contribution, and Parent Borrower shall distribute to

SolarWinds Intermediate Holdings I, Inc. such cash proceeds as part of or simultaneous with the First Internal Distribution (the “SpinCo PIPE Cash Distribution”).
ARTICLE III
CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS
Section 3.1Organizational Documents. At or prior to the Effective Time, all necessary actions shall be taken to adopt the form of amended and restated certificate of incorporation and bylaws filed by SpinCo with the Commission as exhibits to the Form 10, to be effective as of the Effective Time.
Section 3.2Directors. At or prior to the Effective Time, Parent shall take all necessary action to cause the board of directors of SpinCo to include, at the Effective Time, the individuals identified in the Information Statement as director nominees of SpinCo.
Section 3.3Officers. At or prior to the Effective Time, Parent shall take all necessary action to cause the individuals identified as such in the Information Statement to be officers of SpinCo as of the Effective Time.
Section 3.4Resignations and Removals.
(a)On or prior to the Distribution Date or as soon thereafter as practicable, (i) Parent shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the SpinCo Group) to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the SpinCo Group in which they serve, and (ii) SpinCo shall cause all its employees and any employees of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the Parent Group in which they serve.
(b)No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Information Statement as the Person who is to hold such position or office following the Distribution.
Section 3.5Ancillary Agreements. At or prior to the Effective Time, Parent and SpinCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Groups to enter into, the Ancillary Agreements.
ARTICLE IV
THE DISTRIBUTION
Section 4.1Distribution. On or prior to the Effective Time, in connection with the First Internal Distribution, and in furtherance of the Distribution, SpinCo shall issue to Parent Borrower such number of shares of SpinCo Common Stock (or Parent, Parent Borrower and SpinCo shall take or cause to be taken such other appropriate actions to ensure that Parent Borrower, prior to the First Internal Distribution, and Parent, after the Third Internal Distribution, has the requisite number of shares of SpinCo Common Stock) as may be requested by Parent after consultation with SpinCo in order to effect the Distribution, which shares as of the date of issuance shall represent (together with such shares previously held by Parent Borrower) all of the issued and outstanding shares of SpinCo Common Stock (other than any SpinCo PIPE Common Stock issued in the SpinCo PIPE Issuance). Subject to the conditions and other terms set forth in this Article IV, on the Distribution Date, Parent shall cause the Distribution Agent to make the Distribution, effective as of the Effective Time, of all SpinCo Common Stock held by Parent after the Internal Distributions, including by crediting the appropriate number of shares of SpinCo Common Stock to book-entry accounts for each Record Holder or designated transferee or transferees of such Record Holder. For Record Holders who own Parent Common Stock through a broker or other nominee, their shares of SpinCo Common Stock will be credited to their respective accounts by such broker or nominee. No action by any Record Holder (or such Record Holder’s designated transferee or transferees) shall be necessary to receive the applicable number of shares of SpinCo Common Stock (and, if applicable, cash in lieu of any fractional shares) such stockholder is entitled to in the Distribution.
Section 4.2Fractional Shares. Record Holders who, after aggregating the number of shares of SpinCo Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of SpinCo Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of SpinCo Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of SpinCo Common Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, after making appropriate deductions for any amount required to be withheld for U.S. federal income tax purposes, any applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. The sales of fractional shares of SpinCo Common Stock shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent. None of Parent, SpinCo or the applicable Distribution Agent will guarantee any minimum sale price for the fractional shares of SpinCo Common Stock. Neither Parent nor SpinCo will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealers will be Affiliates of Parent or SpinCo.
Section 4.3Actions in Connection with the Distribution.
(a)Prior to the Distribution Date, SpinCo shall file such amendments and supplements to its Form 10 as Parent may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to its Form 10 as may be required by the Commission or federal, state or foreign securities Laws. Parent shall, or at Parent’s election, SpinCo shall, mail (or deliver by electronic means where not prohibited by Law) to the holders of Parent Common Stock, at such time on or prior to the Distribution Date as Parent shall determine, the Information Statement included in its Form 10 (or a Notice of Internet Availability of the Information Statement), as well as any other information concerning SpinCo, its business, operations and management, the transaction contemplated herein and such other matters as Parent shall reasonably determine are necessary and as may be required by Law. Promptly after receiving a request from Parent, SpinCo shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that Parent reasonably determines is necessary or desirable to effectuate the Distribution, and Parent and SpinCo shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.
(b)SpinCo shall use commercially reasonable efforts in preparing, filing with the Commission and causing to become effective, as soon as reasonably practicable (but in any case prior to the Effective Time), an effective registration statement or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit plans of SpinCo.
(c)To the extent not already approved and effective, SpinCo shall use commercially reasonable efforts to have approved and made effective, the application for the original listing on the NYSE of the SpinCo Common Stock to be distributed in the Distribution, subject to official notice of distribution.
(d)To the extent not already completed, SpinCo shall use its commercially reasonable efforts to take all actions to effectuate the transactions contemplated by the SpinCo Financing Arrangements, pursuant to the terms and conditions of the agreements governing the foregoing.
(e)Nothing in this Section 4.3 shall be deemed to shift or otherwise impose Liability for any portion of SpinCo’s Form 10 or Information Statement to Parent.
Section 4.4Sole Discretion of Parent. Parent, in its sole and absolute discretion, shall determine the Distribution Date, the Effective Time and all other terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, Parent may, in accordance with Section 10.10, at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Without limiting the foregoing, Parent shall have the right not to complete the Distribution if, at any time prior to the Effective Time, the Board shall have determined, in its sole discretion, that the Distribution is not in the best interests of Parent or its stockholders, that a sale or other alternative is in the best interests of Parent or its stockholders or that it is not advisable at that time for the SpinCo Business to separate from Parent.
Section 4.5Conditions to Distribution. Subject to Section 4.4, the obligation of Parent to consummate the Distribution is subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by Parent, in its sole and absolute discretion, of the following conditions. None of SpinCo, any other member of the SpinCo Group, or any third party shall have any right or claim to require the consummation of the Distribution, which shall be effected at the sole discretion of the Board. Any determination made by Parent prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.5 shall be conclusive and binding on the Parties hereto. The conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Board to waive or not waive any such condition. Each Party will use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:
(a)the Commission shall have declared effective the Form 10, of which the information statement forms a part, and no stop order relating to the registration statement will be in effect, no proceedings seeking such stop order shall be pending before or threatened by the Commission, and the information statement (or the Notice of Internet Availability of the Information Statement) shall have been distributed to holders of Parent Common Stock;
(b)the SpinCo Common Stock shall have been approved and accepted for listing by the NYSE, subject to official notice of issuance;
(c)the receipt of the opinions of Ernst & Young LLP and DLA Piper LLP (US), in form and substance acceptable to Parent, substantially to the effect that the Contribution and the First Internal Distribution, taken together, should, based upon and subject to the assumptions, representations and qualifications set forth therein, qualify as a reorganization under Section 368(a)(1)(D) to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies, and each subsequent Internal Distribution and the Distribution should, based upon and subject to the assumptions, representations and qualifications set forth therein, qualify as a distribution to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies;
(d)all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution shall have been received;
(e)no order, injunction, or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside the control of Parent shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;
(f)the Internal Reorganization shall have been effectuated prior to the Distribution, except for such steps (if any) as Parent in its sole discretion shall have determined need not be completed or may be completed after the Effective Time;
(g)the Board shall have declared the Distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);
(h)Parent shall have elected the board of directors of SpinCo, as described in the Form 10, immediately prior to the Distribution;
(i)SpinCo shall have entered into all Ancillary Agreements in connection with the Distribution prior to or concurrent with the Distribution;

(j)the SpinCo Financing Arrangements shall have been executed and delivered, and the proceeds thereof shall have been received by SpinCo and distributed to Parent; and
(k)no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Board, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interest of Parent or its stockholders.
ARTICLE V
CERTAIN COVENANTS
Section 5.1Cooperation. From and after the Effective Time, and subject to the terms of and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause each member of its Group and its and their respective employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in connection with the completion of the transactions contemplated herein and in each Ancillary Agreement, (ii) reasonably assist the other Party in the orderly and efficient transition in becoming an independent company to the extent set forth in the Transition Services Agreement or as otherwise set forth herein (including, but not limited to, complying with Article VI, VII, and IX) and (iii) reasonably assist the other Party to the extent such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreement in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; in each case, except as otherwise set forth in this Agreement or may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual documented out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable.
Section 5.2Retained Names.
(a)No later than twenty (20) days following the Distribution Date, SpinCo shall, and shall cause the members of the SpinCo Group, to change their names and cause their certificates of incorporation and bylaws (or equivalent organizational documents), as applicable, to be amended to remove any reference to the Parent Retained Names. Following the Distribution Date, SpinCo shall, and shall cause the members of the SpinCo Group, to (i) immediately cease to hold themselves out as having any ownership affiliation with Parent or any members of the Parent Group (provided that this obligation shall not apply to inventory of printed materials of the SpinCo Group existing as of the Distribution Date), and (ii) except as set forth in any Ancillary Agreement, as soon as practicable, but in no event later than sixty (60) days following the Distribution Date, cease to make any use of any Parent Retained Names. In furtherance thereof, and except as set forth in any Ancillary Agreement, as soon as practicable but in no event later than six (6) months following the Distribution Date, SpinCo shall, and shall cause the members of the SpinCo Group, to remove, strike over, or otherwise obliterate all Parent Retained Names from all assets and other materials owned by or in the possession of any member of the SpinCo Group, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; provided, however, that SpinCo shall promptly after the Distribution Date post a disclaimer in a form and manner reasonably acceptable to Parent on the “www.SpinCo.com” website informing its customers that as of the Effective Time and thereafter SpinCo, and not Parent, is responsible for the operation of the SpinCo Business, including such website and any applicable services. Any use by the members of the SpinCo Group of any of the Parent Retained Names as permitted in this Section 5.2(a) is subject to their use of the Parent Retained Names in a form and manner, and with standards of quality, of that in effect for the Parent Retained Names as of the Distribution Date. SpinCo and the members of the SpinCo Group shall not use the Parent Retained Names in a manner that may reflect negatively on such name and marks or on Parent or any member of the Parent Group. Upon expiration or termination of the rights granted to the SpinCo Group pursuant to this Section or any Ancillary Agreement, SpinCo hereby assigns, and shall cause the other members of the SpinCo Group to assign, to Parent their rights (if any) to any Trademarks forming a part of or associated with the Parent Retained Names. Except as set forth in any Ancillary Agreement, Parent shall have the right to terminate the foregoing license, effective immediately, if any member of the SpinCo Group fails to comply with the foregoing terms and conditions or otherwise fails to comply with any reasonable direction of Parent in relation to use of the Parent Retained Names. SpinCo shall indemnify, defend and hold harmless Parent and the members of the Parent Group from and against any and all Indemnifiable Losses arising from or relating to the use by any member of the SpinCo Group of the Parent Retained Names pursuant to this Section 5.2(a).
(b)Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 5.2 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, Parent and the members of the Parent Group shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 5.2.
Section 5.3No Restriction on Competition. It is the explicit intent of each of the Parties hereto that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by the Parties hereto. Accordingly, each of the Parties hereto acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any party hereto to engage in any business or other activity which competes with the business of any other Party hereto or (ii) the ability of any party to engage in any specific line of business or engage in any business activity in any specific geographic area.
Section 5.4No Hire and No Solicitation of Employees. For and during the twelve (12) month period following the Distribution, none of Parent, SpinCo or any member of their respective Groups will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, agree to an employment, contractual or other relationship or otherwise hire, retain or employ any employee of any other Party’s respective Group. For and during the twelve (12) month period following the Distribution, none of Parent, SpinCo or any member of their respective Groups will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any employee of any other Party’s respective Group to leave his or her employment; provided, however, that nothing in this Section 5.4 shall restrict or preclude Parent, SpinCo or any member of their respective Groups from soliciting or hiring (i) any employee who responds to a general solicitation or advertisement or contact by a recruiter, whether in-house or external, that is not specifically targeted or focused on the employees employed by any other Party’s respective Group (and nothing shall prohibit such generalized searches for employees through various means, including, but not limited to, the use of advertisements in the media (including trade media) or the engagement of search firms to engage in such searches); provided that the applicable Party has not encouraged or advised such firm to approach any such employee; (ii) any employee whose employment has been terminated by the other Party’s respective Group without cause; or (iii) any employee whose employment has been terminated by such employee after one hundred twenty (120) days from the date of termination of such employee’s employment.
ARTICLE VI
INDEMNIFICATION
Section 6.1Release of Pre-Distribution Claims.
(a)Except (i) as provided in Section 6.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article VI:
(i)Parent, for itself and each member of the Parent Group and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, managers, partners, officers, agents or employees of any member of the Parent Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge SpinCo and the other members of the SpinCo Group, its Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, managers, partners, agents or employees of any member of the SpinCo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Parent Retained Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Internal Reorganization and the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Parent Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the SpinCo Groups in respect of any Parent Released Liabilities. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit any member of the Parent Group from commencing any Actions against any

SpinCo officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, intentional misconduct by any such officer, director, agent or employee.
(ii)SpinCo, for itself and each member of the SpinCo Group and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, managers, partners, officers agents or employees of any member of the SpinCo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge (A) Parent and the other members of the Parent Group and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, managers, partners, agents or employees of any member of the Parent Group (in their respective capacities as such), and (B) all Persons who at any time prior to the Effective Time were stockholders, directors, officers, managers, partners, agents or employees of any member of the SpinCo Group (in their respective capacities as such) and who are not, as of immediately following the Effective Time, stockholders, directors, officers, managers, partners, agents or employees of any member of the SpinCo Group, in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all SpinCo Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Internal Reorganization and the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “SpinCo Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Parent Group in respect of any SpinCo Released Liabilities. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit any member of the SpinCo Group from commencing any Actions against any Parent director, officer, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to intentional misconduct by any such director, officer, agent or employee.
(b)Nothing contained in this Agreement, including Section 6.1(a), Section 2.4(a), or Section 2.5, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 6.1(a) shall release any person from:
(i)any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to Parent, any Parent Retained Liability and (B) with respect to SpinCo, any SpinCo Liability;
(ii)any Liability provided for in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;
(iii)any Liability with respect to any Continuing Arrangements;
(iv)any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for Actions brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements;
(v)any Liability provided in or resulting from any agreement between any Person, who after the Effective Time, is an employee of the SpinCo Group, on the one hand, and on the other hand, and any member of the Parent Group, on the other hand, including any Liability resulting from any obligation of any such Person in respect of confidentiality, non-competition, non-disparagement or assignment of rights;
(vi)any Liability provided in or resulting from any agreement between any Person, who after the Effective Time, is an employee of the Parent Group, on the one hand, and on the other hand, and any member of the SpinCo Group, on the other hand, including any Liability resulting from any obligation of any such Person in respect of confidentiality, non-competition, non-disparagement or assignment of rights; and
(vii)any Liability the release of which would result in a release of any Person other than the Persons released in Section 6.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 6.1(a) with respect to such Liability.
In addition, nothing contained in Section 6.1(a) shall release Parent from indemnifying any director, officer, manager, partner or employee of the SpinCo Group who was a director, officer, manager, partner or employee of Parent or any of its Subsidiaries prior to the Distribution Date, as the case may be, to the extent such director, officer, manager, partner or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer, manager, partner or employee) in accordance with the provisions set forth in this Article VI.
(c)Each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a).

(d)If any Person associated with a Party (including any director, officer or employee of a Party) initiates any Action with respect to claims released by this Section 6.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party (and/or the members of such Party’s Group, as applicable) and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article VI.
(e)The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (“Section 1542”) (as well as any and all provisions, rights and benefits conferred by any Law (including any principle of common law), which is similar or comparable to Section 1542), which provides: GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar Laws, rights, or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 6.1(a)(i) and Section 6.1(a)(ii).
Section 6.2Indemnification by Parent. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Parent shall indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Indemnifiable Losses of the SpinCo Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Parent Retained Liabilities, including the failure of any member of the Parent Group or any other Person to pay, perform or otherwise discharge any Parent Retained Liability in accordance with its respective terms, whether arising prior to, on or after the Effective Time, (b) any Parent Retained Asset or Parent Retained Business, whether arising prior to, on or after the Effective Time, or (c) any breach by Parent of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.
Section 6.3Indemnification by SpinCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, SpinCo shall and shall cause the other members of the SpinCo Group to indemnify, defend and hold harmless the Parent Indemnitees from and against any and all Indemnifiable Losses of the Parent Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the SpinCo Liabilities, including the failure of any member of the SpinCo Group or any other Person to pay, perform or otherwise discharge any SpinCo Liability in accordance with its respective terms, whether prior to, on or after the Effective Time, (b) any SpinCo Asset or SpinCo Business, whether arising prior to, on or after the Effective Time, or (c) any breach by SpinCo of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.
Section 6.4Procedures for Indemnification.
(a)Direct Claims. Other than with respect to Third Party Claims, which shall be governed by Section 6.4(b), each Parent Indemnitee and SpinCo Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article VI or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within forty-five (45) days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of forty-five (45) days after receipt of a notice under this Section 6.4(a) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VIII.
(b)Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a member of the Parent Group or the SpinCo Group (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), and in reasonable detail, of the Third Party Claim promptly (and in any event within the earlier of (x) forty-five (45) days or (y) two (2) Business Days prior to the final date of the applicable response period under such Third Party Claim) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. For all purposes of this Section 6.4(b), each Party shall be deemed to have notice of the matters set forth on Schedule 1.1(134)(vii).
(c)Other than in the case of (i) Taxes addressed in the Tax Matters Agreement, which shall be addressed as set forth therein or (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof, and if it does not assume the defense of such Third Party Claim, to participate in the defense of any Third Party Claim in accordance with the terms of Section 6.5 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) seeks injunctive, equitable or other relief other than monetary damages (provided that such Indemnitee shall reasonably cooperate with the Indemnifying Party, at the request of the Indemnifying Party, in seeking to separate any such claims from any related claim from any monetary damages if this clause (z) is the solely reason that such Third Party Claim is a Non-Assumable Third Party Claim), (y) is an Action by a Governmental Entity, or (z) involves an allegation of a criminal violation (any of clauses (x), (y) and (z), a “Non-Assumable Third Party Claim”); provided, further, that any Third Party Claim relating to, or arising from, the Cyber Incident and constituting a Parent Retained Liability shall be controlled by Parent and shall not be deemed a “Non-Assumable Third Party Claim”. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter. In the event the Indemnifying Party exercises the right to assume and control the defense of a Third Party, (1) the Indemnifying Party shall keep the Indemnitees(s) apprised of all material developments in such defense, (2) the Indemnifying Party shall not withdraw from the defense of such Third Party Claim without providing advance notice to the Indemnitee(s) reasonably sufficient to allow the Indemnitee(s) to prepare to assume the defense of such Third Party Claim, and (3) the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently, including the posting of bonds or other security in connection with the defense of such Third Party Claims.
(d)Other than in the case of a Non-Assumable Third Party Claim, if an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the period specified in this Section 6.4 or if the Indemnifying Party fails to actively and diligently defend the Third Party Claim, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnifying Party’s expense, and make available to the Indemnitee, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnitee.

(e)No Indemnitee may admit any liability with respect to, consent to the entry of any judgement of, or settle, compromise or discharge, the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. No Indemnified Party shall admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge, the Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgement (i) completely and unconditionally releases the Indemnitee in connection with such matter, (ii) provides relief consisting solely of money damages borne by the Indemnifying Party and (iii) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.
(f)Except as otherwise set forth in Section 7.6 and Section 8.2, or to the extent set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article VI shall be resolved in accordance with Article VIII.
(g)Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 6.4, the terms of the Ancillary Agreement will govern.
(h)The provisions of this Article VI shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 6.4 to give a notice with respect to any Third Party Claim that exists as of the Effective Time. The Parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly Parent Liabilities and partly SpinCo Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VIII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third Party Claim is being resolved.
Section 6.5Cooperation in Defense and Settlement.
(a)With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request and at such Party’s own expense, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 6.5(a) shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 6.4.
(b)Each of Parent and SpinCo agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.
Section 6.6Indemnification Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.
Section 6.7Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article VI shall be calculated (i) net of Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss (which such proceeds shall be reduced by the present value, based on that Party’s then cost of short term borrowing, of future premium increases only if known at such time), and after reducing any retrospective or audited premium or similar adjustments that are reasonably expected to result from such Insurance Proceeds, and (ii) net of any proceeds actually received by the Indemnitee from any third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnitee pursuant to this Article VI shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
(b)Any Indemnity Payment shall be increased as necessary so that after making all payments corresponding to Taxes imposed on or attributable to such Indemnity Payment, the Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.
(c)The Parties hereby agree that an insurer or other third party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. To the extent permitted by Law and the applicable insurance policies, each Party on behalf of itself and its respective insurers hereby waives any right of subrogation or contribution to the extent their losses, damages, or expenses are actually covered by insurance. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article VI. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.
(d)For the purposes of this section 6.7, the term “insurance” shall refer only to true risk transfer, and not to fronting policies or similar types of risk management where the insured ultimately bears incurred loss.
Section 6.8Contribution. If the indemnification provided for in this Article VI is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 6.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 6.8, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of SpinCo and each other member of the SpinCo Group, on the one hand, and Parent and each other member of the Parent Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. With respect to any Indemnifiable Losses arising out of or related to information contained in the Distribution Disclosure Documents or other securities law filing, the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the SpinCo Business of a member of the SpinCo Group, on the one hand, or the Parent Retained Business or a member of the Parent Group, on the other hand.
Section 6.9Additional Matters; Survival of Indemnities.
(a)The indemnity agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder. The indemnity agreements contained in this Article VI shall survive the Distribution.
(b)The rights and obligations of any member of the Parent Group or any member of the SpinCo Group, in each case, under this Article VI shall survive (i) the sale or other Transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any

Liabilities and (ii) any merger, consolidation, division, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.
ARTICLE VII
PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE
Section 7.1Preservation of Corporate Records.
(a)Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing Records or access to Information to another Party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as are reasonably incurred in providing such Records or access to Information.
(b)Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 7.3, each Party shall use its commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to the applicable record retention policy of Parent or such other member of the Parent Group, respectively, as in effect immediately prior to the Distribution, including, pursuant to any “Litigation Hold” issued by Parent or any of its Subsidiaries prior to the Distribution, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such Information relates to a pending or threatened Action which is known to the members of the Parent Group or the SpinCo Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the Parent Group or the SpinCo Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened Action arising after the Distribution, clause (iii) of this sentence applies only to the extent that whichever member of the Parent Group or the SpinCo Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other Party of the relevant pending or threatened Action. The Parties hereto agree that upon written request from the other that certain Information relating to the SpinCo Business, the Parent Retained Businesses or the transactions contemplated hereby be retained in connection with an Action, the Parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party.

(c)Each Party shall respond to reasonable requests from the other Party regarding the current status and disposition of particular Records, Personal Data or information, including by: (i) providing a written certification to the other Party that particular Records and other Information have been securely deleted or purged in accordance with the terms and milestones agreed upon by the respective Parties herein or in any Ancillary Agreement(s) (subsequently referred to as the “applicable terms” in this paragraph); (ii) providing information to the other Party regarding the status of any migration or transition of Records, Personal Data or other Information in accordance with the applicable terms; and (iii) by providing any other information reasonably requested by the other Party regarding the current status or disposition of particular Records, Personal Data or Information. Without limiting the foregoing obligations and subject to any relevant Ancillary Agreement(s), each Party shall, upon the request of the other Party, submit to an inspection or audit (by the requesting Party or its independent auditor) to verify or confirm the current status or disposition of particular Records, Personal Data or other Information in accordance with applicable terms; such audit or inspection shall take place upon reasonable notice, during regular business hours, and shall be at the cost and expense of the requesting Party.
(d)Parent and SpinCo intend that any transfer of Information that would otherwise be within the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable privilege.
Section 7.2Financial Statements and Accounting. Each Party agrees to provide the following reasonable assistance and, subject to Section 7.6, reasonable access to its properties, Records, other Information and personnel set forth in this Section 7.2, from the Effective Time until the completion of each Party’s audit for the fiscal year ending December 31, 2021, (i) in connection with the preparation and audit of each Party’s quarterly and annual financial statements for the fiscal years ended December 31, 2021, and the filing of such financial statements and the audit of each Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required, and (ii) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission. Notwithstanding the foregoing, in the event that either Party changes its independent auditors within one (1) year following the Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 7.2 for a period of up to one hundred and eighty (180) days from such change. Without limiting the foregoing and from the Effective Time until the completion of each Party’s audit for the fiscal year ending December 31, 2021, each Party agrees as follows:
(a)Access to Personnel and Records. Except to the extent otherwise contemplated by the Ancillary Agreements and subject to Section 7.6, each Party shall authorize and request its respective auditors to make reasonably available to the other Party’s auditors (the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may require in connection with the review of such work papers by such Other Party’s Auditors), in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the filing of its annual financial statements with the Commission.
(b)Current, Quarterly and Annual Reports. At least three (3) Business Days prior to the earlier of public dissemination or filing with the Commission, each Party shall deliver to the other Party, a reasonably complete draft of any earnings news release, any filing with the Commission containing financial statements, including, but not limited to current reports on Form 8-K, quarterly reports on 10-Q and annual reports on Form 10-K or any other Annual Report purporting to fulfill the requirements of 17 CFR 240-14c-3. Each Party shall notify the other Party, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s annual report on Form 10-K and the pro-forma financial statements included, as applicable, in the Form 10 or the Form 8-K to be filed by Parent with the Commission on or about the time of the Distribution. If any such differences are notified by any Party, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any Annual Report, to consult with each other in respect of such differences and the effects thereof on the Parties’ applicable Annual Reports.
(c)Nothing in this Article VII shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 7.2 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.
(d)The Parties acknowledge that Information provided under this Section 7.2 may constitute material, nonpublic information, and trading in the securities of a Party (or the securities of its Affiliates, Subsidiaries or partners) while in possession of such material, nonpublic material information may constitute a violation of the U.S. federal securities laws.
Section 7.3Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article VI shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information:
(a)After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, SpinCo for specific and identified Information:
(i)that (x) relates to SpinCo or the SpinCo Business, as the case may be, prior to the Effective Time or (y) is necessary for SpinCo to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Parent and/or SpinCo are parties, Parent shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if SpinCo has a reasonable need for such originals) in the possession or control of Parent or any of its controlled Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of SpinCo; provided that, to the extent any originals are delivered to SpinCo pursuant to this Agreement or the Ancillary Agreements, SpinCo shall, at its own expense, return them to Parent within a reasonable time after the need to retain such originals has ceased; provided further that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the first anniversary of the date of this Agreement; provided further that, in the event that Parent, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Section 7.2) would violate any Law or Contract with a third party or could reasonably result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Parent shall not be obligated to provide such Information requested by SpinCo;
(ii)that (x) is required by SpinCo with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on SpinCo (including under applicable securities laws) by a Governmental Entity having jurisdiction over SpinCo, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Parent shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if SpinCo has a reasonable need for such originals) in the possession or control of Parent or any of its controlled Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of SpinCo; provided that, to the extent any originals are delivered to SpinCo pursuant to this Agreement or the Ancillary Agreements, SpinCo shall, at its own expense, return them to Parent within a reasonable time after the need to retain such originals has ceased; provided further that, in the event that Parent, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Section 7.2) would violate any Law or Contract with a Third Party or waive any attorney-client privilege, the work product doctrine or other applicable privilege, Parent shall not be obligated to provide such Information requested by SpinCo; or
(b)After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Parent for specific and identified Information:
(i)that (x) relates to Parent or the Parent Retained Business, as the case may be, prior to the Effective Time or (y) is necessary for Parent to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Parent and/or SpinCo are parties, SpinCo shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Parent has a reasonable need for such originals) in the possession or control of SpinCo or any of its controlled Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Parent; provided that, to the extent any originals are delivered to Parent pursuant to this Agreement or the Ancillary Agreements, Parent shall, at its own expense, return them to SpinCo within a reasonable time after the need to retain such originals has ceased; provided further that, such obligation to provide any requested information shall terminate and be of no further force and effect on the date that is the first anniversary of the date of this Agreement; provided further that, in the event that SpinCo, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Section 7.2) would violate any Law or Contract with a third party or waive any attorney-client privilege, the work product doctrine or other applicable privilege, SpinCo shall not be obligated to provide such Information requested by Parent.
(ii)that (x) is required by Parent with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Parent (including under applicable securities laws) by a Governmental Entity having jurisdiction over Parent, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, SpinCo shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Parent has a reasonable need for such originals) in the possession or control of SpinCo or any of its controlled Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Parent; provided that, to the extent any originals are delivered to Parent pursuant to this Agreement or the Ancillary Agreements, Parent shall, at its own expense, return them to SpinCo within a reasonable time after the need to retain such originals has ceased.
(c)Each of Parent and SpinCo shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to Section 7.2 or this Article VII of their obligation to hold such information confidential in accordance with the provisions of this Agreement.
Section 7.4Witness Services. At all times from and after the Effective Time, each of Parent and SpinCo shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 7.4 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.
Section 7.5Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.
Section 7.6Confidentiality.
(a)Notwithstanding any termination of this Agreement, and except as otherwise provided in the Ancillary Agreements, each of Parent and SpinCo shall hold, and shall cause members of their respective Groups and their officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law)), any and all Confidential Information concerning or belonging to the other Party or its Group; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information or auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against any other Party or in respect of claims by one Party against the other Party brought in a proceeding, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.3) or an Ancillary Agreement, or (vi) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii), or (v) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential

Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.
(b)Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the Parent Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.
(c)Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the SpinCo Business (in the case of the SpinCo Group) or the Parent Retained Business (in the case of the Parent Group); provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement; and may only be shared with additional officers, employees, agents, consultants and advisors of such Party on a need-to-know basis exclusively with regard to such specified use; provided, further that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 7.6(a).
(d)The Parties agree that irreparable damage may occur in the event that the provisions of this Section 7.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
(e)For the avoidance of doubt and notwithstanding any other provision of this Section 7.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 7.7, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.
Section 7.7Privilege Matters.
(a)Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the SpinCo Group, and that each of the members of the Parent Group and the SpinCo Group should be deemed to be the client with respect to such pre-distribution services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-distribution services. For the avoidance of doubt, Privileged Information within the scope of this Section 7.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.
(b)Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time to each of Parent and SpinCo. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of Parent or SpinCo, as the case may be, while other such post-separation services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve both Parent and SpinCo. With respect to such post-separation services and related Privileged Information, the Parties agree as follows:
(i)All Privileged Information relating to any claims, proceedings, litigation, disputes, or other matters which involve both Parent and SpinCo shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes, or other matters at issue; and
(ii)Except as otherwise provided in Section 7.7(b)(i), Privileged Information relating to post-separation services provided solely to one of Parent or SpinCo shall not be deemed shared between the Parties, provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.
(c)The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 7.7(a) or (b):
(i)Subject to Section 7.7(c)(iii) and (iv), no Party may waive, nor allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which the other Party has a shared Privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within fifteen (15) days after written notice by the requesting Party to the Party whose consent is sought;
(ii)If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;
(iii)If, within fifteen (15) days of receipt by the requesting Party of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party fifteen (15) days written notice prior to effecting such waiver. Each Party specifically agrees that failure within fifteen (15) days of receipt of such notice to commence proceedings in accordance with Section 8.2 to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure, and the Party’s agree that any such Privilege shall not be waived by either party under the final determination of such dispute in accordance with Section 8.2; and
(iv)In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.
(d)The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Parent or SpinCo as set forth in Section 7.6 and this Section 7.7, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Section 6.5, 7.2, and 7.3 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.5 and 7.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.5 hereof, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.
Section 7.8Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.
Section 7.9Personal Data. Both Parties shall cooperate to ensure that their creation, collection, receipt, access, use, storage, disposal, processing and disclosure of the other Party’s Personal Data hereunder does and will comply with all applicable Data Protection Laws and any relevant Ancillary Agreement(s), and will take all reasonable precautions to avoid acts that place the other Party in breach of its obligations under any applicable Data Protection Laws and any relevant Ancillary Agreement(s). Nothing in this Section shall be deemed to prevent any Party from taking the steps it reasonably deems necessary to comply with any applicable Data Protection Laws.
Section 7.10Cyber Incident Cooperation and Reporting. Each of Parent and SpinCo agree on behalf of each member of their respective Group, that, after the Effective Time, Parent shall be solely responsible for providing any notices required under any Data Privacy Laws (as determined by Parent in its sole discretion) to individuals (including any employee or customer of any SpinCo Group member) or to any Governmental Entity any event or occurrence arising out of or relating to the Cyber Incident (such notices “Security Incident Notices”). Each of Parent and SpinCo shall, and shall cause each member of their respective group to, cooperate to assist and facilitate Parent in preparing and delivering any Security Incident Notices and Parent shall keep SpinCo reasonable informed, and shall provide SpinCo a draft copy of any Security Incident Notice and a reasonable opportunity to comment prior to distributing any Security Incident Notices that relate to SpinCo or the SpinCo Business. Parent shall bear all costs and expenses in connection with the preparation and distribution of any Security Incident Notices.
Section 7.11Parent Cyber Liability Notice. In the event that SpinCo becomes aware or has knowledge of any event or occurrence that would reasonably lead to a claim for indemnification against Parent under Section 6.2 with respect to any Parent Cyber Liability (the “Potential Parent Cyber Liability”), SpinCo shall notify Parent in writing promptly (in any event within three Business Days upon such discovery), stating in reasonable detail the event or occurrence giving rise to such Potential Parent Cyber Liability, along with evidence of its relationship to the Cyber Incident (such notice, a “Potential Parent Cyber Liability Notice”). If Parent agrees that the Potential Parent Cyber Liability is related to the Cyber Incident, (a) Parent shall pay any reasonable and documented costs and expenses incurred by any SpinCo Indemnitee with respect to the time period prior to the delivery of the Potential Parent Cyber Liability Notice, (b) after the date of delivery of the Potential Parent Cyber Liability Notice, Parent shall control the investigation and resolution of such Potential Parent Cyber Liability in accordance with Section 6.4 of this Agreement, and (c) SpinCo shall, after the date of the Potential Parent Cyber Liability Notice, notify Parent in advance of incurring any additional costs and expenses related to the Potential Parent Cyber Liability. If Parent disagrees that the Potential Parent Cyber Liability is related to the Cyber Incident, either Party may dispute the matter in accordance with Article VIII of this

Agreement (including, reserving the right to do so in response to a claim or demand made under Section 6.4(a) of the Agreement).
Section 7.12Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.
ARTICLE VIII
DISPUTE RESOLUTION
Section 8.1Negotiation and Arbitration.
(a)Except as expressly provided in any Ancillary Agreement, in the event of a controversy, dispute or Action between the Parties arising out of, in connection with, or in relation to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, including with respect to the interpretation, performance, nonperformance, validity or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to, this Agreement or any Ancillary Agreements or the transactions contemplated hereby or thereby, and including any Action based on contract, tort, statute or constitution, including the arbitrability of such controversy, dispute or Action and any controversy, dispute or Action related to Section 7.7(c) concerning privilege issues (a “Dispute”), the following provisions shall apply, unless expressly specified herein; provided, that disputes concerning the correctness of the calculations in the Distribution Cash Statement shall be resolved in accordance with the process set forth in Section 2.13(b).
(b)Negotiations.
(i)Except in cases of Disputes regarding privilege issues (in which case the procedure in Section 7.7(c) shall apply), (A) either Party may deliver written notice of a Dispute (a “Dispute Notice”) and (B) the general counsels of the Parties (and/or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties in writing shall thereupon negotiate for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed sixty (60) days from the date of receipt of the Dispute Notice (the “Negotiation Period”).
(ii)With respect to the subject Dispute, in the event of any arbitration in accordance with this Section 8.1, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved.
(iii)All offers, promises, conduct and statements, whether oral or written, made in the course of the discussions and negotiations related to the relevant Negotiation Period by any of the Parties (or the other members of their respective Group), their respective agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties (or any other member of a Group), and, in any Action, shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state or foreign rule and evidence of such discussions shall not be admissible in any future Action between the Parties and any member of their respective and/or any Indemnitee, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or discussion.
(c)Arbitration. If the Dispute has not been resolved for any reason as of the expiration of the applicable Negotiation Period, such Dispute shall be submitted to final and binding arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein.
(i)The arbitration shall be conducted by an arbitral panel (the “Arbitral Panel”) consisting of three members whenever the amount in controversy exceeds $3,000,000 in principal amount, and by only one arbitrator for any lesser sum. In the instance where a three-person Arbitral Panel is used, the claimant shall appoint one arbitrator in its demand for arbitration and the respondent shall appoint one arbitrator within twenty-one (21) days after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Panel, shall be jointly appointed by the two party-nominated arbitrators within twenty-one (21) days of the appointment of the second arbitrator. In the event of an instance where a one-person Arbitral Panel is used, the arbitrator shall be appointed by the AAA in accordance with its Rules. Any arbitrator not timely appointed by the Parties shall be appointed by the AAA according to its Rules.
(ii)In resolving any Dispute to the extent it involves contractual issues under this Agreement or any Ancillary Agreement, the arbitrator(s) shall apply the governing law specified in this Agreement or the applicable Ancillary Agreement.
(iii)The arbitration shall be held, and the award shall be rendered, in Austin, Texas, in the English language.
(iv)For the avoidance of doubt, by submitting their dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration (including any defense based on a statute of limitation, if applicable), the jurisdiction of the Arbitral Panel, and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Panel.
(v)The Arbitral Panel shall be entitled, if appropriate, to award any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief that is in accordance with the terms of this Agreement; provided, however, that the Arbitral Panel shall have no authority or power to (i) limit, expand, alter, modify, revoke or suspend any condition or provision of this Agreement, nor any right or power to award punitive, exemplary, treble or similar damages, or (ii) review, resolve or adjudicate, or render any award or grant any relief in respect of, any issue, matter, claim or Dispute other than the specific Dispute or Disputes submitted by the Parties to such Arbitral Panel for final and binding arbitration, including any Disputes consolidated therewith in accordance with Section 8.1(c)(ix).
(vi)The Parties agree to engage in full disclosure of all related documents and evidence (electronic or otherwise, including email, text, and similar writings) related to the Dispute. There shall otherwise be no discovery pursuant to rules providing for same in certain states or nations. Any failure to fully disclose shall result in a negative inference being taken by the arbitrator(s) against the party failing to disclose said evidence or documents. Testimony by any witness during a merits or interim relief hearing shall be taken on examination, in the first instance, by way of a declaration provided to the arbitrator(s) and the opposing party in advance of said hearing on a schedule imposed by the arbitrator(s).
(vii)The Arbitral Panel (and, if applicable, Emergency Arbitrator (as defined below)) shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Panel; or (B) prior to the constitution of the Arbitral Panel, an emergency arbitrator appointed in the manner provided for in the Rules (an “Emergency Arbitrator”). Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 8.2. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief, provided, however, that (i) the Arbitral Panel shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator, and the Arbitral Panel shall apply a de novo standard of review to the factual and legal findings of the Emergency Arbitrator and conduct any such proceeding with respect to the actions of the Emergency Arbitrator on an expedited basis; and (ii) in the event an Emergency Arbitrator or the Arbitral Panel issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction. For the avoidance of doubt, any Party may appeal any Decision on Interim Relief determined by any Emergency Arbitrator to an Arbitral Panel; provided that, such Decision on Interim Relief shall remain enforceable from and after any such appeal, unless and until the Decision on Interim Relief is vacated or modified by the Arbitral Panel.
(viii)The Arbitral Panel shall have the power to allocate the costs and fees of the arbitration (including reasonable attorney’s fees and costs) and the costs and fees addressed in the bules between the Parties in the manner it deems fit with a purpose to substantially defray the costs and attorneys fees incurred by the prevailing party.
(ix)The Arbitral Panel may, if requested by a Party, consolidate the arbitration with any other arbitration (A) if the other arbitration involves another Dispute arising under either this Agreement or an Ancillary Agreement, provided the Arbitral Panel is satisfied such other dispute involves common factual issues, or (B) with the prior written consent of all parties engaged in such arbitrations. Such consolidated arbitration shall be determined by the Arbitral Panel appointed for the arbitration proceeding that was commenced first in time, unless otherwise agreed in writing by all parties engaged in such arbitration.
(d)Confidentiality. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the Parties or permitted by this Agreement or any Ancillary Agreement, the Parties shall keep, and shall cause the members of their Group to keep, confidential all matters relating to the arbitration (including the existence of the proceeding and all of its elements and including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions) or the award, and any negotiations, conferences and discussions pursuant to this Article VIII shall be treated as compromise and settlement negotiations; provided that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this Article VIII or the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or the rules of any stock exchange on which a Party securities may be listed. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. In the event any Party makes application to any court in connection with this Section 8.1(d) (including any proceedings to enforce a final award or any Interim Relief), that Party, as applicable, shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Panel or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party notice of such challenge as promptly as practicable.
(e)Sole and Exclusive Remedy. Arbitration under this Article VIII shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered. Judgment on the award rendered by the Arbitral Panel may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets.
(f)Service of Process. In the event any proceeding is brought in any court of competent jurisdiction to enforce the dispute resolutions provisions of this Section 8.1, to obtain relief as described in this Section 8.1, or to enforce any award, relief or decision issued by an Arbitral Tribunal, each Party irrevocably consents to the service of process in any action by mailing of copies of the process to the Parties as provided in Section 10.6. Service effected as provided in this manner will become effective five (5) days after the mailing of the process.

(g)Waiver of Jury Trial. EACH OF PARENT AND SPINCO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT. EACH OF PARENT AND SPINCO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY TO THIS AGREEMENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF PARENT AND SPINCO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF PARENT AND SPINCO MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF PARENT AND SPINCO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.1.
Section 8.2Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article VIII (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
Section 8.3Treatment of Arbitration. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Panel, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Section 8.3 (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Panel or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.
Section 8.4Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute resolution.
Section 8.5Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator(s) appointed for the arbitration proceeding that was commenced first in time, and affirmed by the Arbitration Tribunal in the instance of each arbitration thereby being consolidated.
ARTICLE IX
INSURANCE
Section 9.1Insurance Matters.
(a)SpinCo acknowledges and agrees that, from and after the Effective Time, neither SpinCo nor any member of the SpinCo Group shall have any rights to or under any Policies of Parent, including the Company Policies, other than any insurance policies acquired prior to the Effective Time directly by and in the name of SpinCo or a member of the SpinCo Group or as expressly provided in Section 6.7 or this Article IX. From and after the Effective Time, SpinCo shall have in effect all insurance programs required to comply with SpinCo’s statutory obligations and legal obligations, or as otherwise commercially reasonable. Subject to Section 6.7 and Section 9.1(i), in no event shall Parent, any other member of the Parent Group or any Parent Indemnitee have any Liability to any member of the SpinCo Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the SpinCo Group for any reason or shall not be renewed or extended beyond the current expiration date. Subject to Section 6.7, in no event shall SpinCo, any other member of the SpinCo Group or any SpinCo Indemnitee have any Liability to any member of the Parent Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Parent Group for any reason or shall not be renewed or extended beyond the current expiration date.
(b)From and after the Effective Time, with respect to any Liability accrued and/or incurred by SpinCo or its predecessors prior to the Effective Time, SpinCo and each member of the SpinCo Group, to the extent permitted by Law, will have and will be fully entitled to exercise all rights that any of them may have as of the Effective Time, including the right to make claims, under the Company Policies, it being the intent that this Agreement shall not operate to reduce any insurance recovery that otherwise would be available in the absence of the Separation; provided that such access to, and such right to make claims under, the Company Policies shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and subject to the following additional conditions:

(i)Subject to Section 9.1(b)(v) and Section 9.1(j), SpinCo will be solely responsible for notifying, tendering and submitting any claim for insurance coverage of any SpinCo Liability under the Company Policies and for communicating with the issuers of the Company Policies with respect to such claims for coverage. With respect to such SpinCo claim for coverage of a SpinCo Liability under the Company Policies, (A) SpinCo shall provide to Parent contemporaneous copies of any such notifications, tenders, submissions and communications and (B) SpinCo shall have the right to notify, tender to, submit to, communicate with, and receive Insurance Proceeds from the issuers of the Company Policies (which Insurance Proceeds, to the extent paid by the issuer(s) to Parent, shall be paid over to SpinCo by Parent within sixty (60) days after Parent’s receipt of an invoice therefor from SpinCo). Parent and SpinCo agree to consent to reasonable modifications, additions or deletions to such procedures before or after the Effective Time to effectuate the purpose of this Section and to furnish reasonable cooperation to each other to ensure that the purposes of Section 9.1(b) are effectuated;
(ii)SpinCo shall exclusively bear and be responsible for (and Parent shall have no obligation to repay or reimburse SpinCo for), and shall pay the applicable insurers as required under the applicable Company Policies for any and all costs as a result of having access to, or making claims under, such Policies, including any amounts of deductibles and self-insured retention associated with such claims, claim handling and administrative costs, Taxes, surcharges, state assessments, reinsurance costs, and other related costs, relating to all open, closed, re-opened claims covered by the applicable Policies, whether such claims are made by SpinCo, its employees or third parties. SpinCo shall indemnify, hold harmless, and reimburse Parent for any such amounts or losses incurred by Parent to the extent resulting from any access to, any claims made by SpinCo under, any Company Policies provided pursuant to this Section 9.1, including any retrospective premiums or similar loss-experience charges, audited premiums, loss of security, insurer reimbursement arrangements, and negative financial impact on any captive insurer or reinsurer. If Parent and SpinCo jointly make a claim for coverage under the Company Policies for amounts that have been or may in the future be incurred partially by Parent and partially by SpinCo, any insurance recovery resulting therefrom will first be allocated to reimburse Parent and/or SpinCo for their respective costs, legal and consulting fees, and other out-of-pocket expenses incurred in pursuing such insurance recovery, with the remaining net proceeds from the insurance recovery to be allocated as between Parent and SpinCo in a manner to be negotiated in good faith by Parent and SpinCo at or near the time of such recovery (but subject to the first two sentences of this Section 9.1(b)(ii); provided that if the Parties cannot agree to an allocation within twenty (20) Business Days of the grant, settlement or other agreement, either Party may submit the dispute to arbitration in accordance with the terms and procedures set forth in Section 8.2;
(iii)With respect to any SpinCo Liability, the members of SpinCo Group shall exclusively bear (and neither Parent nor any member of the Parent Group shall have any obligation to repay or reimburse any member of the SpinCo Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts, incurred from and after the Effective Time, of all such claims (or portions of claims) attributable to such SpinCo Liability made by any member of the SpinCo Group under the Company Policies as provided for in this Section 9.1(b);
(iv)For avoidance of doubt, with respect to any Parent Liability, the members of the Parent Group shall exclusively bear and be liable for (and neither SpinCo nor any members of the SpinCo Group shall have any obligation to repay or reimburse Parent or any member of the Parent Group for) all uninsured, uncovered, unavailable or uncollectible amounts, incurred from and after the Effective Time, of all such claims (or portions of claims) attributable to such Parent Liability made by Parent or any member of the Parent Group under the Company Policies; and
(v)in connection with making any claim under any Company Policies pursuant to this Section 9.1(b), Parent, at its option, shall have the right to control the administration of all such claims, including the timing of, assertion and pursuit of coverage, and SpinCo shall not take any action that would be reasonably likely to: (A) result in the applicable insurance company terminating or increasing the amount of any premium owed by Parent under the applicable Company Policies; (B) otherwise compromise, jeopardize or interfere with the rights of Parent under the applicable Company Policies other than as to limits erosion where Parent has not made a pending claim unless, in the cause of this clause (B), SpinCo has obtained the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned); or (C) otherwise compromise or impair Parent’s ability to fulfill any indemnification obligation to any SpinCo Indemnity under or arising out of this Agreement, and Parent shall have the right, in its sole discretion, to cause SpinCo to desist from any action that Parent determines, in its sole discretion, would compromise or impair Parent’s rights in accordance with this clause (C).
At all times, Parent and SpinCo shall, subject to the limitations set forth in Section 7.6, cooperate with reasonable requests for information by the other Party or the insurance companies regarding any such insurance policy claim.
(c)Any payments, costs and adjustments required pursuant to Section 9.1(b) shall be billed by Parent to SpinCo on a monthly basis (to the extent reasonably practicable), and SpinCo shall pay such billed payments, costs and adjustments to Parent within sixty (60) days from receipt of invoice. If Parent incurs costs to enforce SpinCo’s obligations under this Section 9.1, SpinCo agrees to indemnify Parent for such enforcement costs, including reasonable attorneys’ fees.
(d)This Agreement shall not be construed to waive any right or remedy of Parent under or with respect to any of the Company Policies and programs or any other contract or policy of insurance, and Parent reserves all of its rights under such Company Policies.
(e)Subject to the rights of Parent under Section 9.1(b)(v), Parent shall not be liable to SpinCo for claims not reimbursed by insurers for any reason not within the control of Parent, including coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier,

Company Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Parent or any defect in such claim or its processing.
(f)In the event that Insured Claims of more than one Party exist relating to the same occurrence, the relevant Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense. Nothing in this Section 9.1(f) shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those obligations under Article VI, including those created by this Agreement, by operation of law or otherwise.
(g)In the event of any Action by any Party (or both of the Parties) to recover or obtain Insurance Proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, both Parties may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 9.1(g) shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created under Article VI of this Agreement or otherwise, by operation of Law, or otherwise.
(h)Notwithstanding anything contained in this Section 9.1, to the extent Parent has entered into or agrees to enter into, whether on its own or with respect to any arrangement provided for under this Section 9.1, any settlement agreement or other arrangement with any insurance provider regarding coverage under any Company Policy, that provides for any limitation of coverage, claims payment, or release of such insurance provider with regard to any coverage thereunder, whether in whole or in part (collectively, the “Released Insurance Matters”), SpinCo agrees that it shall (i) abide by the terms of and, to the extent required, consent to, any such settlement or arrangement relating to the Released Insurance Matters, (ii) have no rights to any such coverage under the Company Policies with respect to any Released Insurance Matters and (iii) make no claims under any Company Policies with respect to any Released Insurance Matters.
(i)Parent and SpinCo intend that with respect to SpinCo Liabilities and Parent Liabilities, recoveries under Company Policies and SpinCo Policies shall be available to no lesser extent than would have been the case in the absence of the Separation. Parent and SpinCo and the members of Parent Group and SpinCo Group agree to provide all reasonable and timely cooperation necessary to ensure that the provisions of Section 6.7 and this Section 9.1 are effectuated, including:
(i)providing for an orderly transition of insurance coverage from and after the Effective Time;
(ii)timely exchanging information regarding depletion or exhaustion of insurance policy limits, including loss runs, subject to the provisions of Section 7.6;
(iii)providing any consents, such consents not to be unreasonably withheld, conditioned or delayed, necessary to allow for recovery of Insurance Proceeds, including communicating with the issuers of the Company Policies (A) the consent, as necessary, of Parent to allow SpinCo to effectively make claims for and to pursue insurance recoveries in accordance with the terms of this Section 9.1, and (B) the consent of SpinCo to allow Parent to effectively make claims for and to pursue insurance recoveries in accordance with the terms of this Section 9.1;
(iv)allowing Parent or other member of the Parent Group to make claims for an insurance recovery and communicate and negotiate with insurers in the name of SpinCo (or other member of the SpinCo Group), including the initiation of litigation or arbitration, subject to the consent of SpinCo or other member of the SpinCo Group, not to be unreasonably withheld or delayed, and to provide reasonable cooperation to such members of the Parent Group with respect to such claims (with the out-of-pocket costs of making such claims shall be borne by SpinCo);
(v)timely providing to SpinCo copies in the possession of Parent of communications to and from insurers regarding coverage for any SpinCo Liability pursuant to the common interest that exists between Parent and SpinCo and subject to Section 7.6;
(vi)timely providing to Parent copies in the possession of SpinCo of communications to and from insurers regarding any Parent Liability pursuant to the common interest that exists between Parent and SpinCo and subject to Section 7.6 ;
(vii)timely providing to SpinCo copies of any Company Policies under which on or prior to the Effective Time any member of the SpinCo Group was an insured as well as any documentation relating to the procurement of such policies.
(j)Parent and the other members of the Parent Group shall notify and make claims for coverage under a Company Policy of a SpinCo Liability but only if all of the following are applicable: (i) SpinCo requests that Parent or other member of the Parent Group notify and make such claims for coverage; (ii) it is not commercially reasonable for SpinCo and other members of the SpinCo Group themselves to notify and make such claims for coverage of a SpinCo Liability under the Company Policies; and (iii) Parent consents to make and notify such claims for coverage of a SpinCo Liability under the Company Policies, such consent not to be unreasonably withheld, delayed or conditioned. The non de minimis out-of-pocket costs of the members of the Parent Group making such claims shall be borne by SpinCo.
Section 9.2Certain Matters Relating to Parent’s Organizational Documents. For a period of six (6) years from the Distribution Date, the Certificate of Incorporation and Bylaws of Parent shall contain provisions no less favorable with respect to indemnification of directors and officers than are set forth in such Certificate of Incorporation or Bylaws of Parent immediately before the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were indemnified under such Certificate of Incorporation or Bylaws, unless such amendment, repeal, or other modification shall be required by Law and then only to the minimum extent required by Law or approved by Parent’s shareholders.
Section 9.3Directors and Officers Liability Insurance. Effective as of the Effective Time, Parent shall not be obligated to maintain D&O liability insurance coverage with respect to the SpinCo Business, except as is expressly provided as follows: Parent at its sole option, shall either

(a) use commercially reasonable efforts to maintain continuity in its D&O liability insurance program for six years from the Effective Time for pre-Effective time acts or omissions of the directors and officers of SpinCo and its Subsidiaries in their capacities as such, or, (b) if available on commercially reasonable terms, obtain and fully pay for a “tail” directors and officers insurance policy for directors and officers of SpinCo and its Subsidiaries covering pre-Effective Time acts and omissions in their respective capacities as directors and officers of SpinCo or SpinCo’s Subsidiaries prior to the Effective Time for a period ending six (6) years from and after the Effective Time. Under either option, such directors and officers insurance coverage shall contain terms and conditions as Parent determines.
ARTICLE X
MISCELLANEOUS
Section 10.1Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control (except with respect to any Conveyancing and Assumption Instruments, in which case this Agreement shall control) and (b) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the parties hereto or their Affiliates under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments. Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.
Section 10.2Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.
Section 10.3Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.
Section 10.4Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.
Section 10.5Expenses.
(a)Except as otherwise expressly provided in this Agreement (including paragraphs (b) and (c) of this Section 10.5) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees and expenses incurred on or prior to the Effective Time in connection, and as required by, with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Distribution, the Information Statement, the Internal Reorganization and the consummation of the transactions contemplated hereby and thereby shall be borne and paid by Parent (but excluding for the avoidance of doubt, Liabilities under the clause (ix) of the definition of SpinCo Liabilities).
(b)Except as otherwise expressly provided in this Agreement (including paragraphs (a) and (c) of this Section 10.5) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued after the Effective Time; provided, however, that any costs and expenses incurred in obtaining any Consents or novation from a third party in connection with the assignment to or assumption by a Party or its Subsidiary of any Contracts in connection with the Internal Reorganization or the Distribution shall be borne by the Party or its Subsidiary to which such Contract is being assigned.
(c)With respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.8, the Parties agree that any and all fees and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any third party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party. Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel). With respect to any fees, costs and expenses incurred by either Party in satisfying its obligations under Section 7.2, the requesting Party shall be responsible for the other Party’s fees, costs and expenses.
Section 10.6Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):
To Parent:
SolarWinds Corporation
7171 Southwest Parkway

Building 400
Austin, Texas
Attn: General Counsel
Email: general_counsel@solarwinds.com
To SpinCo:
N-able, Inc.
301 Edgewater Dr., Suite 306
Wakefield, Massachusetts 01880
Attn: General Counsel
Email: general_counsel@n-able.com
Section 10.7Consents; Waivers. Any consent or waiver required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent or waiver and shall be effective only against such Party (and its Group).
Section 10.8Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) a Subsidiary of a Party, or (ii) a bona fide unaffiliated third party in connection with a Change of Control of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or otherwise; provided, however, that, unless otherwise agreed by the non-assigning Party in writing or in connection with a Change of Control of a Party as described above, no assignment permitted by this Section 10.8 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement.
Section 10.9Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.
Section 10.10Termination and Amendment. This Agreement (including Article VI hereof) may be terminated, modified or amended and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of Parent without the approval of SpinCo or the stockholders of Parent. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Parent and SpinCo.
Section 10.11Payment Terms.
(a)Except as set forth in Article VI or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
(b)Except as set forth in Article VI or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.
(c)Without the consent of the party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Parent or SpinCo under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern Standard time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than US Dollars, the amount of such payment shall be converted into US Dollars on the date in which notice of the claim is given to the Indemnifying Party.
Section 10.12Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.
Section 10.13Third Party Beneficiaries. Except (i) as provided in Article VI relating to Indemnitees and for the release under Section 6.1 of any Person provided therein, (ii) as provided in Section 9.3 relating to the directors, officers, managers, partners, employees, fiduciaries or agents provided therein, and (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.
Section 10.14Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 10.15Exhibits and Schedules.
(a)The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Parent Group or the SpinCo Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Parent Group or the SpinCo Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or

Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.
(b)Subject to the prior written consent of the other Party (not to be unreasonably withheld or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Effective Time.
Section 10.16Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.
Section 10.17Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 10.18Public Announcements. Parent and SpinCo shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (b) for disclosures made that are substantially consistent with disclosure contained in any Distribution Disclosure Document, (c) as otherwise set forth on Schedule 10.18, or (d) as may pertain to disputes between one Party or any member of its Group, on one hand, and the other Party or any member of its Group, on the other hand.
Section 10.19Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
Section 10.20No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 6.2; Section 6.3; and Section 6.4).
Section 10.21Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties, for U.S. federal income tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 10.11 or repayment of any intercompany loan) by: (i) SpinCo to Parent Borrower shall be treated for all Tax purposes as other property or money to which Section 361(b) of the Code applies that is received by Parent Borrower in the Contribution; or (ii) Parent Borrower to SpinCo shall be treated for all Tax purposes as additional property transferred by Parent Borrower to SpinCo in the Contribution (which may constitute a reduction in the amount of cash received by Parent Borrower. from SpinCo in the Contribution, as appropriate) and occurring immediately before the First Internal Distribution; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge.
Section 10.22No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.23No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Parent and SpinCo and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned Subsidiary of Parent or SpinCo.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SOLARWINDS CORPORATION

By:	/s/ J. Barton Kalsu
Name: J. Barton Kalsu
Title: Executive Vice President, Chief Financial Officer

N-ABLE, INC.

By:	/s/ John Pagliuca
Name: John Pagliuca
Title: President, Chief Executive Officer
Signature Page to Separation and Distribution Agreement